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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EXTERRAN CORPORATION

(Name of Registrant as Specified In Its Charter)

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EXTERRAN

EXTERRAN
WATER SOLUTIONS

Safeguarding Our Water
For Future Generations

2021

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

OUR CORE VALUES

Our core values guide our actions as individuals and as a company. The foundation of our values is our commitment to people and safety. Together they shape our culture, results and reputation.

Dear Fellow Shareholders,

The events of 2020 caused us to change how we work, live and socialize. We faced challenges presented not only by the global pandemic but also by the supply/demand energy imbalance and commodity price collapse. In the midst of batting down the hatches to face the global headwinds, our CEO instituted daily crisis management actions to address the health and safety of our employees and took on additional responsibilities following the departure of our COO, reflecting his steadfast belief that we were all in this together and that together we would get through it.

Despite this difficult environment, our field teams worked tirelessly with our customers to safely continue operation of vital facilities, and our sales team never stopped, booking the largest product sales order in the Company’s history and renewing over $200 million of contract operations in Latin America. We also pushed forward in our strategic transformation, divesting our U.S. compression fabrication business, focusing on higher margin product lines, and accelerating the development and growth of our water treatment business and technology. The dedication and team efforts exhibited by all of our management and employees are what sets Exterran apart, not just in a year of unending challenges, but also in our strategic transformation into an energy industrial services company offering sustainable solutions to our customers.

We remained keenly focused on our corporate and social responsibility and our efforts to develop and promote a long-term sustainable business, including maintaining a workplace where all employees feel welcome and supported.  We published our first Sustainability Report in 2020, and continued our efforts to reduce our environmental impact and develop additional sustainable products and services to assist our customers in doing the same. We also formed a diversity and inclusion team comprised of global employees to further augment our employee engagement and development efforts and drive a more inclusive workforce. In addition, our top-tier safety culture led to another year of outstanding safety metrics and global ISO re-certifications.

The one thing that did not change in 2020 is our Board’s belief that strong governance is critical to the maintenance and growth of a strong organization. Our Board remains diverse by gender, ethnicity, nationality and experience, with a strong lead independent director. Company risks, opportunities and global strategy, including sustainability and talent development efforts, are overseen by the board and its Audit Committee, Human Capital & Compensation Committee, and Nominating, Governance & Sustainability Committee.

During 2020, we reached out to many of you, our investors, as we believe a constructive dialogue with our shareholders is an invaluable resource. Our Board and management appreciated your input and look forward to continuing our conversations with you. This proxy statement contains information on how to reach us throughout the year, as well as information about matters that are proposed for a vote and how to join us at our annual meeting. As you will note, our annual meeting is being held virtually this year due to continuing health and wellness concerns.

On behalf of the Board of Directors, management and employees, thank you for your investment in Exterran and for your continued trust and support, as we continue in our efforts to transition into an energy industrial services company offering environmentally sustainable solutions to our customers and working with all our stakeholders in the energy transition.

Sincerely,

Mark R. Sotir Executive Chairman of the Board March 17, 2021

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

When	Where	Record Date
Wednesday, April 28, 2021, at 8:00 AM, Central Daylight Time	Via a live audio-only webcast at www.proxydocs.com/EXTN	Shareholders as of March 1, 2021 are entitled to vote

ITEMS OF BUSINESS:

•	to elect eight directors to serve for a term expiring at the next annual meeting of shareholders;
•	to conduct an advisory vote to approve the compensation of Exterran Corporation’s named executive officers;
•	to ratify the appointment of PricewaterhouseCoopers LLP as Exterran Corporation’s independent registered public accounting firm for fiscal year 2021; and
•	to transact such other business as may properly come before the meeting or any adjournment thereof.

We have adopted a virtual format for our 2021 Annual Meeting. In order to attend the Annual Meeting, you must register in advance at www.proxydocs.com/EXTN prior to the deadline of April 27, 2021 at 5:00 PM, Eastern Daylight Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions.

YOUR VOTE IS IMPORTANT.  Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to submit your vote via Internet, telephone or mail.

By Order of the Board of Directors,

Kelly M. Battle

Vice President, General Counsel and Corporate Secretary

Exterran Corporation

Houston, Texas

March 17, 2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting

to be held on April 28, 2021. The Proxy Statement and 2020 Annual Report to Shareholders are available at www.proxydocs.com/EXTN

We are making our Proxy Statement and Annual Report available to our shareholders electronically via the Internet. We will mail most of our shareholders a Notice on or about March 19, 2021, containing instructions on how to access this Proxy Statement and our Annual Report over the Internet and Vote by Internet or telephone. All shareholders who do not receive a Notice should receive a paper copy of the proxy materials by mail. Shareholders may access the proxy materials at www.exterran.com or www.proxydocs.com/EXTN or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

PROXY STATEMENT SUMMARY

The following is a summary of certain key information in our Proxy Statement. For complete information, please review this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020. In this Proxy Statement, we refer to Exterran Corporation as “Exterran,” the “Company,” “we” or “us.”

2021 Annual Meeting Information
Date:	April 28, 2021
Time:	8:00 AM, Central Daylight Time
Place:	Live via the internet at www.proxydocs.com/EXTN
Record Date:	March 1, 2021

For additional information about the 2021 Annual Meeting of Shareholders see Frequently Asked Questions about the Meeting and Voting beginning on page 74.

Voting Matters and Board Recommendations
Proposals	Description	Board Recommendation	Page
Proposal 1	Election of Eight Directors	FOR each Director Nominee	8
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	FOR	66
Proposal 3	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm	FOR	67

You may vote in the following ways:

Using the Internet at http://www.proxypush.com/EXTN	Calling 1-866-355-1240	Mailing your signed and dated proxy card or voting instruction form

For telephone and Internet voting, you will need the control number included on your Notice, proxy card or voting instruction form that accompanied your proxy materials. Internet and telephone voting is available until commencement of the meeting (8:00 AM, Central Daylight Time on April 28, 2021) for all shares

Our Business

Exterran is a global systems and process company headquartered in Houston, Texas and operating in approximately 25 countries, offering solutions in the oil, gas, water and power markets. We are a leader in natural gas process and treatment and compression products and services. We provide produced water treatment, onsite power generation and other critical midstream infrastructure solutions worldwide.

EXTERRAN CORPORATION 2

Proxy Summary

Our Director Nominees

The Exterran Board of Directors (the “Board”) is comprised of eight members. Each of the nominees is currently a director. We believe their varied backgrounds, skills and experiences contribute to a balanced and diverse Board that is able to provide effective oversight of our Company and our senior executive team. Our director nominees’ skills and expertise include:

•	energy industry experience
•	enterprise risk experience
•	executive leadership / human capital management experience
•	financial expertise or literacy
•	geographic experience

The following chart sets forth information with respect to our eight nominees standing for election.

Name	Age	Independent	Director Since	Primary Occupation	Committee Memberships
William M. Goodyear (Lead Independent Director)	72	Yes	2015	Retired Executive Chairman, Navigant Consulting Inc. Vice Chairman and Trustee, Rush University Medical Center	Audit (Chair) Human Capital & Compensation
James C. Gouin	61	Yes	2015	Former President, Chief Executive Officer and Director of Tower International, Inc.	Audit Human Capital & Compensation
John P. Ryan	69	Yes	2015	Retired President and Chief Executive Officer, Dresser, Inc.	Audit Human Capital & Compensation (Chair)
Christopher T. Seaver	72	Yes	2015	Retired Chairman and Chief Executive Officer, Hydril Company	Audit Nominating, Governance & Sustainability (Chair)
Hatem Soliman	62	Yes	2019	Retired Executive President, Schlumberger Middle East and Asia	Audit Nominating, Governance & Sustainability
Mark R. Sotir Executive Chair	57	No	2015	Executive Chair and Director; President, Equity Group Investments	—
Andrew J. Way	49	No	2015	President, Chief Executive Officer and Director	—
Ieda Gomes Yell	64	Yes	2015	Retired Managing Director, Energix Strategy Ltd.	Human Capital & Compensation Nominating, Governance & Sustainability

3 2021 PROXY STATEMENT

Proxy Summary

2020 Business Highlights

2020 was a year of operating and business challenges driven by the pandemic and oil and gas markets. Despite these challenges, the Company was able to secure its largest product sales order in Company history, renew over $200 million in contract operations contracts, move significantly in our strategic transformation to a higher margin business with the sale of our U.S. compression fabrication business, and focus on reducing SG&A. Our 2020 financial highlights include:

_________________

(1)

EBITDA, As Adjusted and EBITDA Percentage Rate are non-GAAP financial measures that are defined, discussed further, and reconciled to the nearest GAAP financial measure in "Appendix A" to this Proxy Statement.

(2)	As defined in our credit agreement.

Executive Compensation Highlights

Below are highlights of our executive compensation programs. For additional information on our executive compensation programs, policies and executive compensation, please review our “Compensation Discussion and Analysis” (“CD&A”) and related tables beginning on page 27.

•	We pay-for-performance, with a strong link between performance measures and strategic objectives.
•

Target compensation for our Named Executive Officers (“NEOs”) is heavily weighted toward variable compensation. In 2020, our Chief Executive Officer (“CEO”) realized only 37% of his target compensation opportunity, down from 51% in 2019.

•	60% of our CEO's equity compensation is based on multi-year performance goals.
•

Our executives personally contributed toward the financial stability of the business. NEO pay was held flat in 2020, and our CEO voluntarily reduced his base salary for the second-half of 2020 by 25%.  In addition, the Board reduced their cash retainer for the second-half of 2020 by 25%.

•	Short-term incentives were paid below-target at 73% and 58% for the CEO and other NEOs respectively.
•

We continue to make changes to our compensation program. For 2021, we adopted a relative TSR measure in our long-term program with a 25% weight, and introducing an ESG scorecard (separate from HSSE measures) in our short-term program.

EXTERRAN CORPORATION 4

Proxy Summary

Corporate Governance Highlights

The Board is committed to sound and effective corporate governance practices and continually reviews best practices and views of our shareholders on various issues. Following is a summary of our key governance policies and practices, including changes we have implemented after considering input received from our shareholders and other stakeholders:

Corporate Governance Best Practices	Lead Independent Director Responsibilities

•  Annual election of directors

•  Majority voting for directors

•  Resignation policy for directors who do not receive majority vote

•  Lead Independent Director

•  Regular executive sessions of independent directors

•  Mandatory director retirement policy

•  Robust director and officer stock ownership guidelines

•  Robust Code of Conduct and Helpline reporting

•  Executive succession planning

•  No poison pill

•  No political contributions

•  No hedging or pledging of Company stock by officers and directors

•  Clawback policy

•  Annual Board and committee evaluation process, including one-on-one director discussions

•  Enterprise Risk Management program with Board oversight including cybersecurity and ESG related risks and opportunities

•  Ongoing shareholder engagement

•  Periodic independent third-party director evaluations

•  Rooney Rule for director candidates

•  Publish annual Sustainability Report

•  Presides at executive sessions of independent directors and at all Board meetings when the Executive Chair is not present, including executive sessions of the Board

•  Calls executive sessions of independent directors, relaying feedback from these sessions to the Executive Chair and CEO and implementing decisions made by independent directors

•  Approves Board and committee meeting agendas and schedules to ensure sufficient time for discussion of agenda items

•  Serves as liaison between the Executive Chair and independent directors

•  Meets regularly with the Company’s finance, compliance, legal and internal audit management and independent advisors

•  Advises on scope and timeliness of information to be provided by management to the Board

•  Interviews, along with our Nominating, Governance & Sustainability Committee Chair, all Board candidates and makes recommendations to the Nominating, Governance & Sustainability Committee and the Board

Corporate, Social and Environmental Responsibility Highlights

Our approach to corporate, social and environmental responsibility and sustainability revolves around maintaining an excellent safety performance, limiting our environmental footprint, leveraging innovation to provide environmentally efficient solutions to our customers and supporting our employees and communities. By aligning our business strategy with our desire to support our people, environment, customers and communities, we can make a positive impact and create value for our Company and its stakeholders.

In 2020, we published our first annual Sustainability Report detailing our Environmental, Social and Governance (“ESG”) approach. We encourage you to read our Sustainability Report at:

https://exterran.com/content/docs/Sustainability/Exterran_Sustainability_Report_2020.pdf

Environment. Exterran is committed to minimizing the impact of our activities on the environment including the sustainable use of resources. At Exterran, environmental sustainability means creating long-term value for our customers and stakeholders by providing innovative critical midstream infrastructure solutions to customers worldwide in a manner that protects and preserves the environment. Exterran’s products and services allow customers to

5 2021 PROXY STATEMENT

Proxy Summary

sustainably move, process and treat oil and natural gas, treat produced water, and convert on site excess gas to power for local use. With our products, customers lower their environmental footprint by increasing their cleaner fuel sources and reducing flaring, facilities emissions and dependence on freshwater consumption for their operations.

Our global operations are certified to ISO 14001:2015 environmental management standard and our facilities are audited by an independent third-party entity to verify our compliance with this standard. Building on the ISO 14001 certification of our facilities worldwide, we conserve resources, optimize energy and water consumption, minimize waste generation, promote recycling, and minimize harmful air emissions including greenhouse gases. To provide a good foundation for our sustainability initiative Exterran has chosen to support the United Nations Sustainable Development Goals (SDGs). Our goals, including our 2021 short-term incentive goals, focus on obtaining objective environmental data to build a more quantifiable reduction in our environmental footprint.

Health, Safety, Wellbeing. We are committed to protecting the safety and wellbeing of our employees, improving the quality of lives for all and fostering an organization that is sustainable for the long term. In support of this goal, in 2020 we established our Five Pillars of Well-being: Physical, Financial, Social, Community and Career. Through these goals, we aim to:

•	understand our employees’ changing needs and provide programs that support those needs
•	stay competitive to attract and retain top talent
•	engage and educate employees in financial preparedness and physical well-being
•	achieve a higher level of sustainable results though alignment with our core values
•	create opportunities to build employee relationships that foster a “One Exterran” team, with members committed to each other’s success
•	create an inclusive culture that recognizes achievements and encourages personal growth and development
•	connect our employees with the communities in which we live and work because we believe it is the right thing to do

The Company’s actions throughout the COVID-19 pandemic (the “pandemic”) clearly exemplify our commitment to these goals. Quickly adapting to the unprecedented conditions and taking effective actions to protect and provide for our employees, the Company:

•	implemented flexible and staggered work schedules
•	stopped work when a risk of COVID-19 spread was detected to ensure proper safety measures were implemented and, if necessary, continued shutdowns until safe work could begin again
•	offered remote working options
•	provided necessary equipment to support home offices
•	provided accommodations for vulnerable employees
•	equipped facilities with prevention supplies
•	implemented prevention protocols
•	established pre-entry screening
•	established engineering controls to limit or reduce person-to-person exposure
•	restricted non-essential visitors
•	provided employees with education and prevention resources
•	offered testing options
•	elevated communication strategies to increase and maintain employee awareness

With robust reporting processes in place, we are able to track and monitor COVID-19 cases involving our field and office personnel as they develop throughout our global operations. Leaders at all levels received weekly updates. Our Board received bi-weekly reports during much of 2020, and presently receive updates at each meeting.  When cases are reported, employees who might have had direct contact are notified, and the crisis management team is involved

EXTERRAN CORPORATION 6

Proxy Summary

on a daily basis with affected employees, managers and other stakeholders. In addition, employees receive training and communications about COVID-19 and its prevention from various executive leaders, including our CEO.

We also maintain our ISO-certified global One Exterran Management System, which provides a global set of safety standards that operationalize our core values, and our Goal Zero™ safety initiatives and process safety programs. We track safety performance across all our operations and our global safety performance is an element of our short-term incentive compensation. We are constantly pushing to improve our safety performance and in 2020, we had 342 incident free days and 12 recordable incidents compared to 317 incident free days and 17 recordable incidents in 2019.

Human Capital Management, Labor and Human Rights. We work to enable our colleagues to reach their full potential by fostering a culture of mutual respect and security, an inclusive and diverse work environment, professional development opportunities, safe working conditions and fair hiring and labor standards. Our full time employees receive annual performance reviews, designed to provide additional guidance and encourage open feedback.  Separate from performance reviews, we evaluate a large segment of our employee population annually to further identify talent for development and/or promotion. In 2020, we continued our focus on training and leadership development of our employees through our global Learning Management System and external programs. We provide leadership development training programs for senior managers and executives, conducted by a qualified third party, in order to further enhance the capabilities of our current and future leaders.

Our Board and management value diversity in gender, ethnicity, race, national origin and geography to foster support of the needs and viewpoints of our global customers, employees, governments and other stakeholders. In 2020, we formed a diversity and inclusion committee, which together with our Exterran’s Women’s Forum are designed to further develop our diverse workforce. Through these platforms, we provide additional educational and development opportunities by means of meetings, speakers and group training activities. We also use the committee’s work to educate and communicate to our workforce globally regarding diversity and inclusion, including through global communications by our CEO and in our quarterly global town hall presentations. We provide training opportunities through the Energy Workforce and Technology Council’s (“EWTC,” formerly the Petroleum Equipment and Services Association (“PESA”)) leadership programs, and ESG and Diversity and Inclusion Committees. In 2020, Exterran officers chaired these committees.  Through Exterran Cares™, in 2020 our Company and employees contributed to and volunteered in a wide range of community service projects and activities across our global operating regions.

We are committed to upholding labor and human rights both internally and externally. We ask our customers and suppliers to adhere to our Code of Conduct, which includes human rights and anti-trafficking standards. We have adopted global equal employment opportunity and anti-harassment policies. We are a member of the Oil & Gas Trafficking Awareness Group (OGTAG) working collaboratively with our industry, local officials, law enforcement, non-profits, and communities to combat human trafficking.

7 2021 PROXY STATEMENT

BOARD OF DIRECTORS

PROPOSAL 1 - Election of Eight Directors

The Board, acting on the recommendation of our Nominating, Governance & Sustainability Committee, has nominated the eight individuals named below for election as directors. Each of the nominees is currently a director.

Each director nominee has consented to being named in this Proxy Statement and to serve as a director if elected. If for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies on the enclosed proxy card, in the absence of contrary instructions by shareholders, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board.

Your Board unanimously recommends that shareholders vote “FOR” the election of each of the nominees to the Board as set forth in this proposal.

A majority of the votes cast at the Annual Meeting is required to elect each director nominee. Our Bylaws and Corporate Governance Principles require that any nominee who receives a greater number of “against” votes than “for” votes must submit his or her resignation for consideration by our Board. Abstentions and broker non-votes are not considered to be cast, and therefore will have no effect on the election of directors.

Director Nominee Qualifications

Each director nominee brings a strong and unique background and set of qualifications and skills to our Board, giving the Board as a whole, a diverse group of leaders with competence and experience in a wide variety of areas. All of our directors are expected to understand the interests and needs of our customers and communities and to provide effective oversight of our social responsibilities to our stakeholders, and therefore this fundamental understanding and oversight are not included as competencies in the director skills matrix below.

	Energy Industry Experience	Enterprise Risk Experience	Executive Leadership/Human Capital Management	Qualified Financial Expert	Geographic Experience
William M. Goodyear		✓	✓	✓	✓
James C. Gouin		✓	✓	✓	✓
John P. Ryan	✓	✓	✓	✓
Christopher T. Seaver	✓	✓	✓	✓	✓
Hatem Soliman	✓	✓	✓		✓
Mark R. Sotir	✓	✓	✓		✓
Andrew J. Way	✓	✓	✓		✓
Ieda Gomes Yell	✓	✓	✓		✓

The ✓ indicates that the item is a specific recent qualification, skill or experience that the director nominee brings to the Board. The lack of a ✓ for a particular item does not mean that the director nominee does not possess that qualification, characteristic, skill or experience. We look to each nominee to be knowledgeable in these areas.

EXTERRAN CORPORATION 8

Board of Directors

Key Director Qualifications, Skills and Attributes
Energy Industry Experience

Recent experience as a senior management executive or non-employee director in the energy or related products and services sectors. Qualifications will include an understanding of production, gathering, processing and treating, compression and production operations, products and services in the oil, gas, water and power markets, as well as the provision of related equipment and services.

6 of 8
Enterprise Risk Experience

Recent experience overseeing enterprise-wide risk and managing ethics, legal and compliance risks as a public company executive or non-employee director. Qualifications will include an understanding of the risks facing the Company in areas of relevance, such as environmental, project management, political and currency, health and safety, legal and regulatory compliance, human capital management and technology.

8 of 8
Executive Leadership / Human Capital Management (“HCM”)

Recent experience serving as a non-employee director in a leadership role or a senior management executive in roles such as a CEO, Chief Operating Officer (“COO”) or large segment President of a publicly-listed company. Qualifications include strong business acumen and judgment, strategic planning, predicting and responding to market or economic volatility, complex problem solving, and human capital management, development and succession planning.

7 of 8
Financial Expertise or Literacy

Financial Expert - Recent experience serving as a: 1) senior financial executive in roles such as a Chief Financial Officer (“CFO”), Chief Accounting Officer (“CAO”), Treasurer or head of finance of a publicly-listed company; 2) senior partner with leadership responsibility at a major public accounting or investment banking firm; or 3) as a member of the audit committee for a publicly-listed company. Qualifications will include satisfaction of the Securities and Exchange Commission (“SEC”) definition of an audit committee financial expert.

Financial Literacy - Demonstrated financial literacy, business acumen and judgment, strategic planning, and an understanding of capital markets, capital allocation, mergers and acquisitions and investor relations.

8 of 8
Geographic Experience

Recent experience as a senior management executive or a non-employee director in geographic markets of relevance to the Company based upon current and planned future revenue generation capabilities. Qualifications will include international market acumen, relationships, cultural awareness, currency and geopolitical risk understanding, and capital investment decisions in the regions.

7 of 8
Gender, National or Ethnic Diversity

Representation of geographic, gender, ethnic, or other perspectives that expand the Board’s understanding of the needs and viewpoints of our global customers, employees, governments and other stakeholders.

5 of 8

9 2021 PROXY STATEMENT

Board of Directors

Our 2021 Director Nominees

The following pages contain information regarding each of the nominees for director, including professional highlights and qualifications.

WILLIAM M. GOODYEAR

Professional Highlights

Rush University Medical Center

Vice Chairman and Trustee, 2019 - present

Chairman and Trustee, 2013 - 2019

Navigant Consulting, Inc., a specialized global consulting firm

Executive Chairman of the Board, 2000 - 2014

Chief Executive Officer, 2000 - 2012

Bank of America

Chairman and Chief Executive Officer, Bank of America Illinois

President, Bank of America’s Global Private Bank, 1994 - 1999

Continental Bank (subsequently Bank of America)

Vice Chairman, Board of Directors, 1990 - 1994

Management, European and Asian Operations, 1985 - 1990

Various management positions, 1972 - 1985

Current Public Company Directorships

•      Enova International, Inc.

Skills and Qualifications

•      Enterprise Risk Management

•      Executive Leadership/HCM

•      Financial Expertise or Literacy

•      Geographic Experience

Education

•      B.B.A., The University of Notre Dame

•      M.B.A, Amos Tuck School of Business at Dartmouth College

Other Positions

•      Board of Trustees, The University of Notre Dame

•      Board of Trustees, The Museum of Science and Industry-Chicago

•      Director, Ardent Health Services, an acute care hospital system

Director Since October 2015 Lead Independent Director Exterran Board Committees • Audit (Chair) • Human Capital & Compensation
Nationality: United States Age: 72

JAMES C. GOUIN

Professional Highlights

Tower International, Inc., a global manufacturer of engineered automotive products

Chief Executive Officer and Director, 2017 - 2019

President, 2016 - 2019

Executive Vice President and Chief Financial Officer, 2007 - 2016

FTI Consulting, Inc., a business advisory firm

Senior Managing Director, Corporate

Financial Practice Group, 2007

Ford Motor Company

Vice President, Finance, Strategy and Business Development

International Operations, 2006 - 2007

Vice President, Finance and Global Corporate Controller, 2003 - 2006

Skills and Qualifications

•      Enterprise Risk Management

•      Executive Leadership/HCM

•      Financial Expertise or Literacy

•      Geographic Experience

Education

•      B.B.A., The Detroit Institute of Technology

•      M.B.A., The University of Detroit Mercy

Other Positions

•      Chairman of the Board, Vista Maria, a non-profit corporation, 2005 - 2019

•      Board of Trustees, University of Detroit Mercy 2015 - 2017

Director Since November 2015 Independent Exterran Board Committees • Audit • Human Capital & Compensation
Nationality: Canada Age: 61

EXTERRAN CORPORATION 10

Board of Directors

JOHN P. RYAN

Professional Highlights

Dresser, Inc., a global provider of flow control products, measurement systems and other infrastructure technologies

President and Chief Executive Officer, 2007 - 2011

President and Chief Operating Officer, 2004 - 2007

Wayne Division, Dresser Inc.

President, 1996 - 2004

Vice President, 1991 - 1996

Skills and Qualifications

•      Energy Industry Experience

•      Executive Leadership/HCM

•      Enterprise Risk Management

•      Financial Expertise or Literacy

Education

•      B.A., Villanova University

Other Positions

•      Ex-Officio Director, The Village of Hope

•      Director, Hudson Products, Inc., a provider of heat transfer equipment, 2008 - 2017

•      Director, Wayne Fueling Systems, Inc., a global supplier of fuel dispensers, payment terminals and other measurement and control solutions, 2014 - 2016

•      Director, FlexEnergy, LLC, a provider of oil field turbine generators and environmental solutions, 2012 - 2013

Director Since October 2015 Independent Exterran Board Committees • Audit • Human Capital & Compensation (Chair)
Nationality: United States Age: 69

CHRISTOPHER T. SEAVER

Professional Highlights

Hydril Company, an oil and gas service company

Chairman of the Board, 2006 - 2007

Chief Executive Officer and Director, 1997-2007

President, 1993 - 2007

Various domestic and international management positions, 1985 - 1993

Paul, Hastings, Janofsky & Walker LLP, an international law firm

Corporate and securities attorney, 1980 - 1985

Foreign Service Officer, U.S. State Department (postings in Kinshasa, Republic of Congo and Bogotá, Colombia), 1970 - 1974

Current Public Company Directorships

•      Oil States International, Inc.

•      McCoy Global, Inc.

Skills and Qualifications

•      Energy Industry Experience

•      Enterprise Risk Management/HCM

•      Executive Leadership

•      Financial Expertise or Literacy

•      Geographic Experience

Education

•      A.B. Economics, Yale University

•      M.B.A. and J.D., Stanford University

Other Positions

•      Board of Trustees, two non-profit corporations

•      Director, American Petroleum Institute, 2004 - 2007

•      Director and Chairman, National Ocean Industries Association, 1999 - 2007

•      Director and Officer, Petroleum Equipment & Services Association, 1995 – 2007

Director Since October 2015 Independent Exterran Board Committees • Audit • Nominating, Governance & Sustainability (Chair)
Nationality: Canada and United States Age: 72

11 2021 PROXY STATEMENT

Board of Directors

HATEM SOLIMAN

Professional Highlights

Schlumberger Ltd.

Senior Advisor to Global CEO, 2017 - 2018

Executive President, Schlumberger Middle East & Asia, UAE, 2016 - 2017

Executive President, Schlumberger Latin America, Brazil, 2010 - 2016

Executive President, Schlumberger Testing Services, France, 2007 - 2010

President and Managing Director for Venezuela, Trinidad & The Caribbean Region, Venezuela, 2004 - 2007

President and Managing Director for Colombia, Peru and Ecuador Region, Colombia, 2003 - 2004

Solutions Manager, Worldwide HQ Oilfield Services, France, 2002 - 2003

VP and Business Manager, North and South America Wireline Operations, Texas, 2000 - 2002

Managing Director, East Africa & East Mediterranean, Egypt, 1998 - 2000

General Manager, Brazil, 1996 - 1998

Various positions, 1981 - 1996

Current Public Company Directorships

•      ADES International Holding Ltd.

•      Rameda Pharmaceutical

Skills and Qualifications

•      Energy Industry Experience

•      Enterprise Risk Management

•      Executive Leadership/HCM

•      Financial Expertise or Literacy

•      Geographic Experience

Education

•      B.S. Electrical Engineering, Helwan University, Cairo, Egypt

Other Positions

•      Director, OCYAN-SA (part of the Oderbecht S.A. Group)

Director Since 2019 Independent Exterran Board Committees • Audit • Nominating, Governance & Sustainability Nationality: Egypt and Brazil Age: 62

MARK R. SOTIR

Professional Highlights

Exterran Corporation

Director and Executive Chair of the Board, 2015 - present

Equity Group Investments, a private investment firm

President, 2019 - present

Co-President, 2015 - 2019

Managing Director, 2006 - 2015

Sunburst Technology Corporation, a distributor of educational software

Chief Executive Officer, 2003 - 2006

Budget Group, Inc., Rent-A-Car and Ryder Truck Rental, a global vehicle leasing and rental company

President, 1999 - 2003

Director, 2000 - 2003

Skills and Qualifications

•      Energy Industry Experience

•      Enterprise Risk Management

•      Executive Leadership/HCM

•      Financial Expertise or Literacy

•      Geographic Experience

Education

•      B.A. Economics, Amherst College

•      M.B.A., Harvard Business School

Other Positions

•      Chairman, Ardent Health Services, an acute care hospital system

•      Director, Able Freight Services, a provider of airfreight forwarding services focused on time-sensitive perishable goods

•      Chairman, Lanter Delivery Systems, an asset-light dedicated delivery service provider

Director Since October 2015 Executive Chair
Nationality: United States Age: 57

EXTERRAN CORPORATION 12

Board of Directors

ANDREW J. WAY

Professional Highlights

Exterran Corporation

President, Chief Executive Officer and Director, 2015 - present

GE Oil & Gas, a provider of equipment and services to the energy industry

Vice President and Chief Executive Officer, Drilling and Surface Production, 2012 - 2015

Vice President and Chief Executive Officer, Turbo Machinery Services, 2010 - 2012

General Manager, Global Supply Chain, Turbo Machinery Services, 2008 - 2010

General Manager Operations, Turbo Machinery Services, 2007 - 2008

GE Equipment Services, a division of GE Capital

Operations Director and Managing Director, 2001 - 2007

GE Aviation

Various positions, 1996 - 2001

Skills and Qualifications

•      Energy Industry Experience

•      Enterprise Risk Management

•      Executive Leadership/HCM

•      Financial Expertise or Literacy

•      Geographic Experience

Education

•      A.B. Mechanical Engineering, University of Wales, U.K.

•      Technical Leadership Program, Lucas Industries, Wales, U.K.

Other Positions

•      Director and Compensation Committee Chair, Energy Workforce and Technology Council

Director Since October 2015 President, Chief Executive Officer and Director
Nationality: United Kingdom Age: 49

IEDA GOMES YELL

Professional Highlights

Energix Strategy Ltd., an independent oil and gas consultancy firm

Managing Director, 2011 - 2017

BP Integrated Supply and Trade

Vice President, New Ventures, 2004 - 2011

BP Solar, a solar photovoltaic manufacturer and developer

Vice President, Regulatory Affairs and Market Development, 2002 - 2004

BP Brazil, a subsidiary of BP plc and Bridas

President, 2000 - 2002

Pan American Energy, a joint venture of BP plc and Bridas

Vice President, 1998 - 1999

Sao Paulo Gas Company

CEO, 1995 -1998

Current Public Company Directorships

•      Bureau Veritas S.A.

•      Saint-Gobain S.A.

Skills and Qualifications

•      Energy Industry Experience

•      Enterprise Risk Management

•      Executive Leadership/HCM

•      Financial Expertise or Literacy

•      Geographic Experience

Education

•      B.S. Chemical Engineering, The University of Bahia, Brazil

•      MSc. Environmental Engineering, The Polytechnic School of Lausanne, Switzerland

•      MSc. Energy, The University of São Paulo, Brazil

Other Positions

•      Member Chapter Zéro France, a forum for board members engaged in the transition for zero carbon

•      Founding Director, WILL Latam-Women in Leadership in Latin America

•      Senior Visiting Research Fellow, Oxford Institute for Energy Studies in the United Kingdom and Fundação Getúlio Vargas Energia in Brazil

•      Representative, Energy Users Isle of Man, Citizens Forum for Climate Change

•      Advisory Board Member, Director or Councillor, three private entities

•      Chairman, Corporate Governance Committee, InterEnergy Holdings, a private power production company,  2013 - 2020

Director Since October 2015 Independent Exterran Board Committees • Human Capital & Compensation • Nominating, Governance & Sustainability
Nationality: Brazil and United Kingdom Age: 64

13 2021 PROXY STATEMENT

CORPORATE GOVERNANCE AT EXTERRAN

Exterran’s Board of Directors

Our Company is committed to sound corporate governance policies and practices, designed and routinely assessed to enable the Company to operate its business responsibly, compete more effectively, sustain our success and build long-term shareholder value. The Company is governed by our Board and its committees, who together provide oversight and guidance with respect to our overall performance, strategic direction and key business objectives and risks. Directors discharge their responsibilities at Board and committee meetings, and through ongoing communication with each other and with management throughout the year.

Our Board Structure

Role of Lead Independent Director. Consistent with industry best practices and in accordance with the Company’s Corporate Governance Principles, the Board has a Lead Independent Director to ensure that the Company maintains a corporate governance structure with appropriate independence and balance. Mr. Goodyear presently serves as Lead Independent Director. The Lead Independent Director is elected by the independent directors, and presides at the executive sessions of the independent directors, which are held in conjunction with each regularly scheduled meeting of the Board.  In addition, the Lead Independent Director:

•	Presides at all Board meetings when the Executive Chair is not present, including executive sessions of the Board
•	Calls and presides at all executive sessions of independent directors, relaying feedback from these sessions to the Executive Chair and CEO, and implementing decisions made by independent directors
•	Approves Board meeting agendas and schedules to ensure sufficient time for discussion of agenda items
•	Serves as liaison between the Executive Chair and independent directors
•	Meets regularly with the Company’s finance, compliance, legal and internal audit management and independent advisors
•	Advises on scope and timeliness of information to be provided by management to the Board
•

Interviews all Board candidates, along with our Nominating, Governance & Sustainability Committee Chair, and makes recommendations to the Nominating, Governance & Sustainability Committee and the Board

Separation of Executive Chair and CEO Roles. The Board recognizes the time, effort and energy that our CEO is required to devote to his position, as well as the commitment required to serve as our Executive Chair, and has therefore divided these roles. The Board believes this structure is appropriate for the Company because of the size and composition of the Board, the scope and complexity of our operations and the responsibilities of the Board and management. Mr. Sotir serves as Executive Chair and presides over the regular sessions of the Board and the executive sessions of the Board, held at every regularly scheduled Board meeting.

Director Independence

Board Members. Our Corporate Governance Principles provide that at least a majority of the Board must consist of independent directors, which reflects the NYSE governance listing standards. The Nominating, Governance & Sustainability Committee assesses director independence each year by considering all direct and indirect business relationships between Exterran and each director (including his or her immediate family), as well as relationships with other for-profit and not-for-profit entities and organizations and related party transactions, to determine whether any such relationship or transaction would prohibit a director from being independent under SEC rules, NYSE listing standards and the Company’s Corporate Governance Principles.

EXTERRAN CORPORATION 14

Corporate Governance

During the Nominating, Governance & Sustainability Committee’s most recent review of independence, it was provided information regarding transactions with any related parties as determined through a search of our accounting records as well as the responses to the director and officer questionnaires.  These relationships were reviewed by the Nominating, Governance & Sustainability Committee and approved by the Audit Committee, and none are required to be reported in this Proxy Statement.

Based on the recommendation of the Nominating, Governance & Sustainability Committee, the Board determined that each of the following current directors are independent: Messrs. Goodyear, Gouin, Ryan, Soliman, Seaver, and Ms. Gomes Yell. Mr. Sotir is not independent because he is the Executive Chair of the Company, and Mr. Way is not independent because he is the President and Chief Executive Officer of the Company.

Heightened Standards for Committee Members. In addition to the general independence requirements of the SEC and NYSE, all members of the Audit, Human Capital & Compensation and Nominating, Governance & Sustainability Committees must meet the heightened independence standards imposed by the SEC and NYSE applicable to members of such committees. Each member of the Audit, Human Capital & Compensation, and Nominating, Governance & Sustainability Committees meets these heightened independence standards and each member of the Human Capital & Compensation Committee also qualifies as a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934. In addition, all of the members of our Audit Committee are financially literate and four of the members qualify as “audit committee financial experts” under the federal securities laws, and pursuant to our Audit Committee Charter, none of our Audit Committee members serve on the audit committee of more than two other public companies.

Our Board Committees

The Board has designated an Audit Committee, a Human Capital & Compensation Committee and a Nominating, Governance & Sustainability Committee to assist in the discharge of the Board’s responsibilities. The Board and the committees of the Board are governed by our Code of Conduct, our Corporate Governance Principles and the applicable committee charters, each of which are available to the public on our website at www.exterran.com or in print by submitting a written request to Exterran Corporation, 11000 Equity Drive, Houston, Texas 77041, Attention: Corporate Secretary.

Board Committee Responsibilities. The purpose and responsibilities of each committee are summarized in the table below:

Audit Committee

•     Assists the Board in fulfilling its oversight of enterprise risk management, particularly with regard to financial risk exposures, and effectiveness of the Company’s compliance programs and internal controls, including cybersecurity and certain environmental risks

•     Reviews and discusses with management, the independent auditors and the internal auditors, the integrity of the Company’s accounting policies, internal controls, financial statements, financial reporting practices, and select financial matters covering our financial structure, financial risk management and tax planning

•     Appoints the Company's independent auditors, monitors their independence and approves their compensation

•     Monitors the qualifications and performance of the Company’s internal auditors and independent auditors

•     Maintains open and direct lines of communication with the Company’s management, internal auditors, independent auditors, and global compliance organization

•     Monitors our compliance with legal and regulatory requirements, including the Company’s Code of Conduct and Ethics Helpline

•     Reviews, and coordinates reviews by other Board committees of significant corporate risk exposures and steps management has taken to monitor, control and report such exposures

15 2021 PROXY STATEMENT

Corporate Governance

Human Capital & Compensation Committee

•     Assists the Board in fulfilling its responsibilities relating to the fair and competitive compensation of our executives and other key employees and its oversight of enterprise risk management, particularly risks in connection with the Company’s compensation programs and practices, employee initiatives and development, and other human capital management matters

•     Oversees the Company’s compensation philosophy and executive compensation policies, plans, programs and practices

•     Reviews the Company’s strategies, programs and initiatives, supporting processes for management succession planning and executive retention

•     Reviews the Company’s strategies, programs and initiatives regarding diversity and inclusion

•     Approves and recommends to the Board annual performance goals and objectives relevant to the compensation of the CEO and annually evaluates the performance of the CEO in light of those goals

•     Reviews and determines total compensation for the Company’s CEO and, in consultation with the CEO, the Company’s other senior officers

•     Reviews strategies and initiatives relating to the Company's officers and employees, including leadership and talent development

•     Reviews annually the compensation paid to non-employee directors and makes recommendations to the Board for any adjustments

•     Determines and approves stock ownership guidelines for directors and senior officers and monitors compliance with such guidelines

Nominating, Governance & Sustainability Committee

•     Assists the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with the Company’s ESG and sustainability policies and processes and composition of the Board

•     Oversees policies and programs relating to sustainability and certain ESG matters relevant to the Company, including our Sustainability Report

•     Oversees the Company’s shareholder engagement efforts

•     Monitors compliance with, reviews, develops, and recommends changes to, the Company’s governance framework, including the Company’s Corporate Governance Principles

•     Develops and recommends to the Board the director recruitment and selection process and director qualification standards

•     Oversees orientation and continuing education programs for directors

•     Evaluates, determines and recommends nominees for election as directors at the annual shareholders’ meetings and to fill any vacancies on the Board

•     Reviews annually the composition, diversity and processes of the Board and its committees, and recommends committee assignments to the Board

•     Evaluates annually the performance and effectiveness of the Board and committees

EXTERRAN CORPORATION 16

Corporate Governance

Board Committee Membership. Members of each committee are recommended by the Nominating, Governance & Sustainability Committee, except for members of the Nominating, Governance & Sustainability Committee which are recommended by the Lead Independent Director. Committee members are elected by the Board at its first meeting following the annual meeting of shareholders to serve for one-year terms. All of the current members of our committees are independent. The following reflects the membership of our current committees:

Director	Independent	Audit	Human Capital & Compensation	Nominating, Governance & Sustainability
William M. Goodyear*	L	C	●
James C. Gouin*	●	●	●
John P. Ryan*	●	●	C
Christopher T. Seaver*	●	●		C
Hatem Soliman	●	●		●
Mark R. Sotir
Andrew J. Way
Ieda Gomes Yell	●		●	●
Number of 2020 Meetings	5	4	6	4

● Member	C Chair	L Lead Independent Director	* Financial Expert

Director Attendance

Board and Committee Meetings.  We expect members of the Board to attend all Board meetings. In 2020, the Board held 10 meetings, and its committees held the number of meetings listed in the table above. All current directors attended, both individually and as a group, 100% of the Board meetings and at least 75% of each Board committee on which they served during calendar year 2020.

Annual Shareholders Meeting. While we do not have a formal requirement relating to director attendance at our annual meeting of shareholders, all directors are expected to attend. All of our current Board members virtually attended our 2020 Annual Meeting of Shareholders.

Executive Session of the Independent Directors.  The independent directors meet in executive session with the Lead Independent Director presiding (separate from management) at least four times a year. The executive sessions of the independent directors are held in conjunction with each regularly scheduled meeting of the Board, and any other meeting as determined by the Lead Independent Director. The independent directors met in executive session five times in 2020.

Selection of Director Candidates

The selection of qualified directors is fundamental to the Board’s successful oversight of the Company’s strategy and enterprise risks.  Therefore, it is critical to select candidates who bring diverse viewpoints and perspectives, and exhibit the range of skills, personal attributes and expertise sufficient to provide sound and prudent guidance with respect to the Company’s strategic needs. Our priorities for recruiting new directors evolve over time based on the Company’s strategic needs and current composition of our Board. Our Nominating, Governance & Sustainability Committee, charged with reviewing the composition of the Board, considers among other factors the criteria shown in the table on page 9, as well as a candidate’s character, diversity, judgment, ethics, integrity and time commitment.  In 2020, the Company adopted the Rooney Rule to require each pool of qualified candidates from which Board nominees are chosen to include candidates who bring gender, racial and/or ethnic diversity if selected.

17 2021 PROXY STATEMENT

Corporate Governance

Directors must be committed to enhancing the long-term interests of our shareholders and other stakeholders and should not be biased towards the interests of any particular stakeholder. Board members should also be prepared to travel, to attend meetings of the Board and its committees, and be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to the Board impractical or inadvisable. Director candidates also should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by applicable law, rules and regulations of the NYSE, the SEC and our Corporate Governance Principles.

The Nominating, Governance & Sustainability Committee screens and recommends candidates for nomination by the full Board. The Committee is assisted in its efforts by a recognized, qualified search firm and a Board search committee appointed by the Board, who assist in identifying and evaluating candidates that satisfy the Board’s criteria.

Periodically our Board engages an independent qualified firm to assist our Board in the evaluation of its current skills and needed competencies as our Company grows its global presence in the energy and industrial services sectors.  As the Company’s business needs evolve, the Board will continue to consider the Board’s skill sets and needs and identify director candidates with desired additional capabilities and diversity.

Shareholders who wish to recommend a candidate to the Nominating, Governance & Sustainability Committee or submit nominees for election at an annual or special meeting should follow the procedures described on page 73. The Nominating, Governance & Sustainability Committee will review the qualifications and experience of each recommended director candidate using the same criteria for candidates proposed by our search firm, directors, Board search committee or management.

Diversity Policy for Director Candidates. The Nominating, Governance & Sustainability Committee places great emphasis on diversity of personal and professional experiences, skills, nationality, gender, ethnicity, race, education and backgrounds, and actively considers diversity in the recruitment and nomination of directors. The Nominating, Governance & Sustainability Committee believes that judgment and perspectives offered by a diverse board of directors improves the quality of the Board’s decision-making and helps the Board respond more effectively to the needs of the Company’s stakeholders, including its shareholders, employees, customers and communities, enhancing the Company’s business performance.  The Company utilizes the Rooney Rule to assist in seeking diverse qualified candidates from which Board nominees are chosen.

EXTERRAN CORPORATION 18

Corporate Governance

Director Retirement Policy and Term Limits

To facilitate proactive Board succession planning and refreshment, our Corporate Governance Principles provide for a mandatory retirement age of 75.

Director Orientation and Continuing Education

Upon joining the Board, as part of our onboarding process new directors participate in a detailed director orientation program that introduces them to the Company. The Nominating, Governance & Sustainability Committee oversees our program to onboard new directors, which includes a detailed review of Company information and materials, meetings with management and a tour of our facilities. This orientation enables new directors to become familiar with the Company’s business and strategic plans; significant financial matters; core values, including our Code of Conduct, compliance programs and corporate governance practices; and other key policies and practices, including workplace safety, risk management, investor relations, human capital management and sustainability efforts.

Continuing education opportunities are provided to keep directors updated with information about the Company’s sector, corporate governance and ESG related developments, critical strategic issues and evolving risks facing the Company, and other matters relevant to Board service. To enhance the Board’s understanding of some of the unique issues affecting our business, we invite outside experts and our regional leaders to meet and discuss key topics with our Board. In addition, when pandemic related travel restrictions are eased, directors are invited to visit our operating locations, tour our facilities and interact directly with the personnel responsible for our day-to-day operations, and to attend other key corporate and industry events to enhance their understanding of the Company and its competitors. Directors also participate in the National Association of Corporate Directors (NACD) of which the Company is a member, and are encouraged to attend, at our expense, third-party director education programs sponsored by the NACD and other recognized organizations.

Board Access to Independent Accountants, Senior Management, Employees and External Advisors

Directors have complete access to our independent accounting firm, senior management and other employees, including our compliance, legal and internal audit employees. They also have direct access to external counsel, advisors and experts of their choice with respect to any issues relating to the Board’s discharge of its duties.

Our Board’s Governance Roles

The Board’s Role in Risk Oversight

While our management team is responsible for the day-to-day management of risk, the Board has broad oversight responsibility and an active role, both as a whole and through its committees, in overseeing management of the Company’s risks efforts. In this role, the Board receives regular reports from members of management on areas of significant risk relevance to us, including financial, operational, strategic, environmental, climate, water, health and safety, cybersecurity, employee development and succession, diversity and inclusion, and social risks and concerns, in order to satisfy itself that the Company’s risk management processes are functioning as intended and the Company is promoting a culture of ethical, prudent decision-making. The Board’s involvement in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our Corporate Governance Principles, is also important to the determination of the types and appropriate levels of risk we undertake.

In connection with its ongoing risk oversight, the Board annually reviews an Enterprise Risk Management report provided by management, which assesses current risks, including ESG- and cyber-related risks most significant to the Company and mitigation of those risks. The Company retains an independent cybersecurity advisor to provide additional oversight and further the Company’s mitigation of cybersecurity risks.

19 2021 PROXY STATEMENT

Corporate Governance

The Board has delegated to individual Board committees certain of its risk oversight responsibilities, as shown below. All Board committees are comprised solely of independent directors and generally assist with oversight of risks matters within their respective areas of responsibility.

FULL BOARD

Although the Board is ultimately responsible for risk oversight, the Board is assisted in discharging its risk oversight responsibility by the Audit, Human Capital & Compensation, and Nominating, Governance & Sustainability Committees. Each committee oversees management of certain risks, including but not limited to the areas of risk summarized below, and periodically reports to the Board on those areas of risk:

AUDIT COMMITTEE	HUMAN CAPITAL & COMPENSATION COMMITTEE	NOMINATING, GOVERNANCE & SUSTAINABILITY COMMITTEE

Oversees management of risks related to our financial statements; the financial reporting process and internal controls; and compliance with legal and regulatory requirements, including cybersecurity risks and certain environmental risks

Oversees management of risks related to our compensation programs and practices applicable to our executives and non-employee directors; succession and compensation planning for the CEO and other members of executive management; employee initiatives; talent attraction, development, and retention; and diversity and inclusion matters

Oversees management of risks related to our governance policies and Board and committee composition and processes; Board recruitment; Board and committee evaluations; Board education programs and shareholder engagement program; and certain ESG and sustainability matters, including publishing our Sustainability Report

Each of these committees receives regular reports from management, which assist in its oversight of risk and ESG matters in its respective area of responsibility.

While each committee is responsible for evaluating certain risks matters and overseeing the management of such matters, the entire Board maintains responsibility for certain risks (including most environmental, climate, and water and certain social risks) and is regularly informed through committee reports about risk delegated to each committee. This enables the Board and its committees to coordinate this oversight role, particularly with respect to interrelationships.

How our Board and Committees Evaluate their Performance

Each year, the Board and each committee conduct an annual self-evaluation to assess performance and effectiveness and consider opportunities for improvement. This process, overseen by the Nominating, Governance & Sustainability Committee, is reviewed annually and includes completion of a comprehensive questionnaire by each member and one-on-one director discussions conducted by the Chair of the Nominating, Governance & Sustainability Committee.

In addition, the Board periodically retains qualified independent third parties to assist with its evaluation process. In these instances, Directors are interviewed by the third-party, give feedback on individual directors, committees and the Board, and responded to questions designed to elicit information to be used in improving Board effectiveness.

Collective results and comments gained during the evaluation process are synthesized and reviewed (on an anonymous basis) by the Nominating, Governance & Sustainability Committee (as it relates to the Board and all committees), and with each committee (as it relates to such committee). Following these reviews, results are presented to the full Board for discussion and determination of appropriate action items.

EXTERRAN CORPORATION 20

Corporate Governance

Matters considered as part of the evaluations and interviews include the following:

•	Board effectiveness, including Board and committee structure and composition
•	Board and committee skills, composition, diversity and succession planning
•	Board and committee culture and dynamics, including effectiveness of discussions at meetings
•	Quality and effectiveness of Board and committee agendas, meeting structure and priorities
•	Dynamics between the Board and management, including the quality of presentations and information provided to the Board and its committees
•	Contribution and effectiveness of individual directors and the Board as a whole

Our Commitment to Stakeholder Engagement and Investor Outreach

Exterran is committed to engaging in constructive and meaningful conversations with our shareholders, employees, customers, vendors and the communities in which we operate in order to build long-term relationships. The Board values the input and insights of our stakeholders, and regularly monitors investor sentiment, shareholder voting results, and trends in governance, executive compensation, regulatory, environmental, social and other matters to identify potential topics to discuss with our stakeholders. One or more members of management engage with our larger shareholders following proxy season to actively solicit input on a range of issues. A Board member also participates in certain of these discussions.  Members of management and local employees also communicate with many of our customers, vendors and communities in which we operate to understand and share information and concerns. Following these discussions, our stakeholders’ views are reviewed with our senior management and Board to evaluate any identified risks and opportunities and determine needed enhancements to the Company’s policies, practices, procedures and disclosures.

In 2020, we actively reached out to several of our largest shareholders together representing more than 50% of our outstanding common stock, and held virtual and telephone meetings with many of these shareholders. Several of these discussions included our Human Capital & Compensation Committee Chair. We discussed various topics and gained valuable feedback during these meetings, which was provided to the Board, relevant Board committees and senior management members.

After considering feedback received from investors in 2020, we implemented the following changes:

•

Changed Performance metrics.  We changed our STI metrics to reflect current business priorities and our LTI metrics to align with long-term strategic objectives that differentiate from STI metrics, including a Total Shareholder Return metric and additional ESG metrics

•

Enhanced our executive compensation program disclosure. We further enhanced our disclosure around our compensation program evolution and the performance criteria considered in determining compensation for our NEOs, including plan targets and metrics

•

Increased ESG data tracking.  We enhanced and improved tracking of additional ESG related data to be able to provide more meaningful ESG related disclosures, along with publishing our inaugural Sustainability Report

•	Enhanced our governance and social disclosures. We increased our disclosures regarding committee oversight responsibilities, talent and leadership development, and safety and environmental processes

In addition to our governance-related outreach, throughout the year our Vice President of Investor Relations, frequently together with our CEO or CFO, engaged with analysts and institutional investors, through telephonic and virtual one on one meetings, conferences, conference calls, and non-deal road shows.

21 2021 PROXY STATEMENT

Corporate Governance

The diagram below represents our ongoing stakeholder outreach process.

Winter	Spring
Our Board updates our governance framework, policies, and practices based on stakeholder feedback, the Board’s self-assessment, governance trends and best practices, and regulatory developments.	We publish our annual report and proxy statement to our shareholders and other stakeholders. We meet with our analysts and institutional investors at conferences and in one-on-one meetings.

Fall	Summer

We review input received from our shareholders and analysts. We continue to communicate with shareholders, analysts and other stakeholders and follow-up on their input. The Board and its committees conduct their annual self-assessments.

We review the results of the annual shareholders meeting, and we speak with our largest shareholders about significant governance changes, environmental and social updates, and other developments at Exterran. We also solicit input on topics that are important to them. Feedback received is communicated to the Board.

Our 2020 Advisory Say-On-Pay Vote

The Company conducts an annual advisory vote on executive compensation. While this vote is not binding, the Human Capital & Compensation Committee believes that an annual say-on-pay advisory vote offers shareholders the opportunity to express their views regarding the Company’s executive compensation programs and the Human Capital & Compensation Committee’s decisions on executive compensation. At our 2020 Annual Meeting of Shareholders, over 80% of the votes cast with respect to our say-on-pay proposal were voted in favor of the compensation of the Company’s NEOs. Given this response, the Company actively engaged shareholders regarding our NEO’s compensation and took certain actions as outlined further in our CD&A.

Corporate Governance Documents and Code of Conduct

Our Corporate Governance Principles, Code of Conduct, Certificate of Incorporation, Bylaws and Board committee charters form the framework of our corporate governance. Our Code of Conduct is applicable to our Board, officers, employees and contractors, and a copy is provided to every employee and to our contractors in local languages. Our Code of Conduct reflects our beliefs, including our beliefs in fundamental human rights, protecting the rights of minority groups and women, and fair wages for our employees. Our employees are required regularly (at least annually) to receive training and certify that they have read, understand and will comply with our Code of Conduct, and contractors are required to also agree in writing to comply with the Code of Conduct.

Our Ethics Helpline, proactively communicated to our employees and administered by a third-party, is available in several languages and provides an anonymous grievance mechanism for our employees to voice concerns or violations of our Code of Conduct anonymously. The Helpline is monitored daily by our compliance department, and all concerns received are recorded and addressed in accordance with a standard protocol. A Helpline summary together with key action items is provided to our senior management and the Board on a regular basis. Additionally,

EXTERRAN CORPORATION 22

Corporate Governance

we have ongoing training programs for our management and employees on ethics, anti-corruption, anti-bribery, human rights, work-place harassment, and other risks associated with our business and operations. All of our governance documents are available at www.exterran.com and in print to any shareholder who requests a copy from the Company’s Corporate Secretary.

Communication with our Board

Our Board and management believe strongly in the benefits of listening and communicating continually with a wide array of shareholders and stakeholders.  We therefore provide a variety of means to enable this, including via:

•	Communication that takes place during our Annual Meeting and through shareholders' proxy voting
•	Communication through our Ethics Helpline, available for global and anonymous communication, by calling 1-800-281-5439 (United States) or 1-832-554-4859 (outside of the United States)
•	Sending emails to our Board at auditchair@exterran.com
•	Sending mail to our Board at: Exterran Corporation, 11000 Equity Drive, Houston, Texas 77041,

Attention: Corporate Secretary

•	Engaging with us in individual or group meetings as part of our governance outreach efforts
•	Participating in our robust investor relations programs and opportunities

Relevant communications are distributed to the Board, or to any individual committee, director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items unrelated to the duties and responsibilities of the Board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; mass mailings; job resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any director upon request.

23 2021 PROXY STATEMENT

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Human Capital & Compensation Committee (the “Committee”) is responsible for recommending non-employee director compensation to the full Board for approval. The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board.

Guiding Principles

We designated non-employee director compensation based on the following principles:

•	Fairly compensate directors for their responsibilities, expertise and time commitments
•	Attract and retain highly qualified directors by offering a compensation package consistent with those at companies of similar size, scope and complexity
•	Align the interests of directors with our shareholders by providing a significant portion of compensation in equity and requiring directors to continue to own our stock
•	Provide director compensation that is simple and transparent to shareholders

Annual Review Process. The Committee annually reviews non-employee director compensation with the advice of its independent compensation consultant and makes recommendations to the Board for any changes it considers appropriate. In making such recommendations, the Committee considers the type and amount of compensation paid to non-employee directors by comparable companies and time required for directors to fulfill their duties to the Company, in addition to the principles described above. As Executive Chair of the Board, Mr. Sotir is an officer, but not an employee, of the Company. Mr. Way, who is both a director and our President and Chief Executive Officer, does not receive additional compensation for his service on the Board.

Stock Ownership Guidelines. The Board believes the alignment of directors’ interests with those of our shareholders is strengthened when Board members are also shareholders. This view is reflected in the compensation arrangements for non-employee directors, which provide for the payment of a majority of the compensation of non-employee directors in shares of Exterran common stock. The Board also has adopted guidelines that require each director to own an amount of our common stock equal to at least five times the annual cash retainer amount (which at December 31, 2020 equals $287,500 of our common stock) within five years of his or her election to the Board. Both directly-owned shares and unvested restricted stock count toward satisfaction of this policy. We measure the stock ownership of our directors annually in October. As of December 31, 2020, all of our directors are in compliance with or on track to meet this ownership requirement.

Director Compensation

Annual Cash Retainer. Director compensation levels are reviewed annually by the Committee. Each of our non-employee directors receive an annual retainer equal to $57,500 as well as a payment of $7,500 for each Committee membership. In May 2020, in light of market conditions and the pandemic, the Committee determined to reduce the annual retainers payable to our non-employee directors in respect of their service as members of the Board by 25% for the second half of 2020, to $50,312. Due to the significant time required by the Executive Chair to fulfill his responsibilities as a result of the Company’s decision to divide the roles of Executive Chair and CEO, our Executive Chair received an additional annual retainer of $200,000. The Lead Independent Director received an additional annual retainer of $25,000. The chairs of the Audit Committee, Human Capital & Compensation Committee and Nominating, Governance & Sustainability Committee each received additional annual retainers of $15,000, $15,000 and $10,000, respectively. All retainers were paid in equal quarterly installments.

EXTERRAN CORPORATION 24

Non-Employee Director Compensation

Equity-Based Compensation. All non-employee directors also receive an annual grant of common stock. In March 2020, the Committee approved an annual grant of fully-vested common stock to non-employee directors valued at approximately $125,000 on the date of grant in respect of their service in 2020. The number of shares awarded was determined based on the market closing price of our common stock on the applicable grant date.  The directors may also elect to receive all or a portion of their retainer and other fees in stock and to defer their receipt of such stock, by receiving phantom units that become payable in stock on the deferral date.

Other Benefits. The Company reimburses non-employee directors for their out-of-pocket expenses in attending Board and committee meetings and director education programs. Our directors do not receive tax gross ups on any benefits they receive. Directors also are covered under the Company's travel insurance program.

2020 Director Compensation Table. The following table shows the total compensation earned by each non-employee director for their service during 2020:

Name	Retainer Earned in Cash ($) (1)	Retainer Earned in Stock ($) (1)	Annual Equity Grant ($) (2)	Total ($)
William M. Goodyear	$0	$105,312	$125,000	$230,312
James C. Gouin	$65,312	$0	$125,000	$190,312
John P. Ryan	$0	$80,312	$125,000	$205,312
Christopher T. Seaver	$0	$75,312	$125,000	$200,312
Mark R. Sotir	$157,344	$92,968	$125,000	$375,312
Hatem Soliman	$65,312	$0	$125,000	$190,312
Ieda Gomes Yell	$65,312	$0	$125,000	$190,312

(1)

Messrs. Goodyear, Ryan and Seaver elected to receive their retainer and meeting fees in the form of our common stock for the period January 1 through December 31, 2020, and Mr. Ryan elected to defer receipt of his retainer and meeting fees. Mr. Sotir elected to receive one-half of his retainer and meeting fees in the form of common stock and one-half in the form of cash for the period of April 1, 2020 through December 31, 2020.

(2)

Annual grant of fully-vested common stock to non-employee directors valued at approximately $125,000 on the date of grant in respect of 2020 service. Mr. Gouin, Mr. Ryan and Ms. Gomes Yell elected to defer their receipt of the annual grant.

(3)

Represents the grant date fair value of our common stock, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, “Stock Compensation” (“ASC 718”). The fair value of our common stock is determined by the closing sales price per share of our common stock on the 2nd day following the filing of the Company’s quarterly report on Form 10-Q relating to such quarter or Annual Report on Form 10-K relating to the most recently completed fiscal year, in the case of the fourth quarter of such fiscal year.

25 2021 PROXY STATEMENT

NAMED EXECUTIVE OFFICERS

The following provides information regarding our NEOs as of March 1, 2021.

Andrew J. Way President, Chief Executive Officer and Director
Age: 49
Information concerning the business experience of Mr. Way is provided under “Our 2021 Director Nominees” on page 13 of this Proxy Statement.

David A. Barta Senior Vice President, Chief Financial Officer and Chief Accounting Officer
Age: 59

David A. Barta has served as Senior Vice President since November 2016, Chief Financial Officer since December 2016 and Chief Accounting Officer since September 2019. Prior to joining Exterran, Mr. Barta was Senior Vice President and Chief Financial Officer of Accudyne Industries from 2013 to 2016. Mr. Barta served as Chief Financial Officer of Cooper Industries from 2010 until its sale in 2012 and as Chief Financial Officer of Regal Beloit Corporation from 2004 to 2010. Prior to 2004, Mr. Barta worked nine years at Newell Rubbermaid, Inc. in financial management positions, and held various financial positions with Harman International Industries, North American Van Lines and Beatrice Foods.

Roger George President Water Solutions
Age: 52

Roger George has served as President of Water Solutions since October 2019 and as Senior Vice President, Global Engineering and Product Lines from December 2016 until October 2019. Before joining Exterran, Mr. George held a series of leadership roles with GE from 2005 to 2016. His most recent role with GE was Product Line Leader of its 50Hz Utility Gas Turbine business. Prior to that, he served as General Manager and as an executive of GE Distributed Power, running Global Sales and Commercial Operations from 2012 to 2016. Earlier in his career, Mr. George worked for Optimal CAE, Inc. and Ford Motor Company.

Girish K. Saligram Senior Vice President and Chief Operating Officer
Age: 49

Girish K. Saligram voluntarily resigned from the Company in September 2020.  He served as Senior Vice President and Chief Operating Officer from August 2018 to September 2020, and as Senior Vice President Global Services from August 2016 to August 2018. Prior to joining Exterran, Mr. Saligram spent 20 years with GE in positions of increasing responsibility as a functional and business leader in industry sectors across the globe. His most recent role with GE was General Manager, Downstream Products & Services, for GE Oil & Gas. Prior to that, Mr. Saligram led the GE Oil & Gas Contractual Services business based in Florence, Italy. Before his nine years in the oil and gas sector, Mr. Saligram spent 12 years with GE Healthcare in engineering, services, operations and commercial roles.

EXTERRAN CORPORATION 26

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation objectives, philosophy, practices and programs and explains the factors considered by the Human Capital & Compensation Committee ("Committee") in making executive compensation decisions under those programs during 2020. This CD&A focuses on the compensation of our NEOs for 2020 who are listed below.

Name	Title
Andrew J. Way	President, Chief Executive Officer and Director
David A. Barta	Senior Vice President, Chief Financial Officer and Chief Accounting Officer
Roger George	President Water Solutions
Girish K. Saligram*	Former Senior Vice President and Chief Operating Officer (“COO”)

* Mr. Saligram voluntarily resigned from the Company in September 2020.

This CD&A should be read together with the compensation tables and related disclosures under “Executive Compensation Tables” beginning on page 55.

27 2021 PROXY STATEMENT

CD&A Table of Contents

EXTERRAN CORPORATION 28

Compensation Discussion and Analysis

Executive Summary

•

Our management team took quick and decisive action in response to the COVID-19 pandemic. Our priorities were the health and well-being of our employees, safely continuing our operations, and promoting the resilience of the business.

•

Despite our actions, business results were down in 2020. We were nevertheless able to secure our largest products sales order in Company history, renew over $200 million in contracts operations contracts, significantly move our strategic transformation to a higher margin business with the sale of our U.S. compression fabrication business and focus on our water technologies, and take out costs.

•

Our executives personally contributed towards the financial stability of the business. NEO pay was held flat in 2020, and our CEO voluntarily reduced his base salary mid-year by 25%. In addition, the Board reduced their annual cash retainer mid-year by 25%.

•

Short-term incentives paid below-target at 73% and 58% for the CEO and other NEO’s respectively. The Committee reviewed performance against targets set prior to COVID-19 with the individual and team contributions of the NEOs, and used discretion to pay at 73% and 58% of target for the CEO and the other NEOs respectively.

•	Long-term incentives with performance periods ending in 2020 vested at target. No discretion was applied in our long-term program.
•

2020 payouts reflect a continuing pattern of shareholder-aligned realizable pay. In 2020, our CEO realized only 37% of his target compensation opportunity, down from 51% in 2019. The Compensation Committee believes that the outcomes of our program demonstrate strong shareholder alignment.

•

We continue to solicit feedback from investors. Following our say-on-pay vote in 2020, on which we received support from only 80% of shares voted, our directors and executives engaged extensively with shareholders. Investors representing more than 50% of our shares were invited to engage.

•

We continue to make changes to our compensation program. For 2021, we are adopting a relative TSR measure in our long-term program with a 25% weight, and introducing an ESG scorecard (separate from HSSE measures) in our short-term program.

CD&A Highlights

2020 Business Highlights

2020 provided a very difficult operating environment, driven by the pandemic and exacerbated by the supply and demand imbalance within oil and gas commodities. Despite these challenges, the Company was able to secure its largest product sales order in the Company's history, renew over $200 million in contract operation contracts, divest its U.S. compression fabrication business, and publish its first annual Corporate Sustainability Report, while maintaining its commercial and operational capabilities. By balancing short-term cost actions with continued investments in its business, including water business technologies, the Company continued to position itself for future success.

In early 2020 upon the onset of the pandemic, our management team and Board took quick and decisive actions to focus on employee health and safety, and protect the Company’s core business.  These actions included a strong crisis management rhythm during the height of the pandemic, including:

•	appointment of crisis management task force, with a focused key team lead to gather and react quickly to issues related to the pandemic and its effect on the business and our employees
•	minimum weekly meetings of the crisis management team, including the NEOs and the Senior Vice President, HSSE
•	communications to managers and employees about our Company-wide pandemic plan, including work options and safety protocols
•	individual tracking of and frequent communications with employees testing positive for COVID-19
•	updates with the Board, including bi-weekly reporting in the early stages of the pandemic

29 2021 PROXY STATEMENT

Compensation Discussion and Analysis

These rhythms and protocols allowed the Company to keep our employees safe while maintaining focus on the business and operations. Our continued emphasis on safety throughout the pandemic is exemplified by our outstanding TRIR with incident free days recording 342 and overall TRIR at 0.25 for the year.

While the Company was able to keep most of its operating facilities open during the pandemic, travel restrictions disrupted our and our customers’ business capabilities. The Company, and our customers, faced challenges largely around project execution with limited access to work sites causing delays in execution. Customers also lowered spending and delayed new projects. Given the challenges presented, the Company's financial results declined year-over-year, and driven by energy market conditions prior to the pandemic, we entered 2020 with lower backlog than 2019. Despite these declining results, we maintained strong financial liquidity with approximately $40 million of cash on hand and approximately $73 million available under our credit facility at year-end. We also amended our credit facility in 2020 to adjust the definition of EBITDA used for our financial covenants, allowing inclusion of certain anticipated earnings during construction of new contract operations projects and providing additional liquidity for our growing number of commercial opportunities.

Despite these difficulties, the Company continued to move ahead in its strategic transformation to higher margin business lines that create additional shareholder value. We took a significant step forward during the year with the sale of our U.S. compression fabrication business assets during the fourth quarter.  We also continued our Company’s multi-year transition to the Cloud to enable operating efficiencies, faster data flow, and access to more in-depth data.

Highlights include:

Safety	Revenue & EBITDA Percentage Rate(1)(2)(3)

(1)

EBITDA, As Adjusted, is a non-GAAP financial measure that is defined, discussed further and reconciled to the nearest GAAP financial measure in "Appendix A" to this Proxy Statement. Adjustments may be made by the Committee, in its discretion, for acquisitions or dispositions and unusual or non-recurring items.

(2)	EBITDA Percentage Rate is EBITDA, As Adjusted, divided by Revenue. It is defined and discussed further in “Appendix A” to this Proxy Statement.
(3)

2018, 2019, and 2020 Revenue, EBITDA, As Adjusted, and EBITDA Percentage Rate exclude U.S. compression fabrication business which was sold in November 2020. Actual reported, including U.S. compression fabrication business EBITDA Percentage Rate was 15.1% in 2018, 15.2% in 2019, and 17.7% in 2020. The EBITDA Percentage Rate enhancement achieved by the disposition of the U.S. compression fabrication business is a key contributor to the Company’s transformation.

EXTERRAN CORPORATION 30

Compensation Discussion and Analysis

Backlog (ECO and Product Sales)	SG&A (in millions)

Shareholder Engagement; Changes to Executive Compensation

Since 2017, Exterran has been requesting input from its shareholders at its annual meeting via an annual advisory vote to approve its executive compensation program. Prior to 2020, the Company received no less than 90% of shareholders approving such program each year. In contrast, in 2020, 80.26% of the votes cast at our annual meeting of shareholders voted in favor of our executive compensation program, far below our expectations. The Company strongly values its shareholders’ interests and values, and therefore, in response to this vote, we contacted shareholders representing over 50% of our outstanding stock and met with many of these shareholders to discuss their concerns and questions regarding our executive compensation program. Many of these discussions included the Chair of the Committee. During these discussions, certain consistent themes and concerns emerged. The Board, Company management and the Committee considered carefully all of the feedback, reviewed internal and external circumstances, and advice and recommendations of our independent compensation consultant, and made the following changes to our 2021 executive compensation program:

WHAT WE HEARD	WHAT ACTIONS WE TOOK

Shareholders prefer the inclusion of a relative alignment metric or modifier

Added a relative alignment metric of relative Total Shareholder Return (TSR). Performance must rank at least the 55th percentile against a new performance peer group for a target payout to be earned. See “Changes for 2021” on page 46.

Shareholders like more focus on ESG-related metrics, in addition to safety	Expanded performance measures under the STI program to include ESG-related metrics beyond safety. See “Changes for 2021” on page 46.

Shareholders seek more transparency on the link between pay and relative performance results

Included two new lookback analysis illustrations to the CD&A:

•    Shareholder return vs. realized pay to peers. See “Exterran CEO Target Compensation vs. Realized Compensation” chart on page 36.

•    Target vs. realized pay to peers. See “Exterran CEO Realize Compensation & TSR” chart on page 36.

31 2021 PROXY STATEMENT

Compensation Discussion and Analysis

Shareholders seek disclosure of plan targets and details of metrics	Metrics and targets are included where possible, as discussed below in “2020 Executive Compensation Decisions” beginning on page 37.

Shareholders prefer a three-year performance measurement period under the LTI program

Given the Company is midway through a business transformation and in light of the highly-volatile business environment in which we are operating, it would extremely difficult and possibly counter-productive to forecast three-year performance metrics at this time. Although the Company could choose certain general metrics for a three-year plan, the Company believes given the lack of clarity at this time, these metrics would not be of the quality to benefit the Company, its shareholders, or its plan participants. The Board and Committee will continue to review the Company’s ability to provide three-year LTIP periods regularly and set metrics for this longer period when it has sufficient visibility to forecast clear, objective criteria.

Shareholders believe that target award opportunities under the LTI program are too high

After detailed, lengthy discussions, including with the Company’s compensation consultant, the Committee and Board determined to maintain our CEO’s LTI target award opportunity in 2021 for several key reasons:

•     the additional responsibilities taken on by our CEO due to the departure of our COO

•     the critical need to retain our current senior executives during the Company’s transition period

•     the fierce competition for senior executive talent in energy and related spaces

•     the small number and expertise of our NEOs who are at the peak of their careers

•     realized compensation was already substantially reduced due to market decline, and aligned with the shareholder experience

The Board and Committee regularly review the Company’s executive compensation programs, and will consider relevant facts and circumstances as well as information and feedback gained from our shareholders.

A Year of Change and the Impact on Our Executive Compensation

As discussed above, the Company expected 2020 to be a transformative year; however, we could not have predicted the unprecedented impact of the pandemic on our business and our performance measures. Even during this difficult time, our executives were able to stay the course in transforming our business to one of higher margin business lines, including sustainable solutions, building a foundation for future success. Given our small, high-quality executive team, we were further impacted by the departure of our COO to become a CEO of a larger energy services company. The executive team, however, was able to react quickly and reassign his responsibilities without adding headcount.

Our CEO not only took on many of the COO’s responsibilities, but also voluntarily reduced his base pay. Our Board also voluntarily reduced their annual retainer.

EXTERRAN CORPORATION 32

Compensation Discussion and Analysis

In addition, although the Company met, and even exceeded, many of the performance goals, as discussed below in “2020 Executive Compensation Decisions,” the Committee considered various factors when making decisions about 2020 executive compensation:

•	the disruptive nature of the pandemic;
•	the decisive leadership of our senior executives, who shifted quickly to protect our employees and core business while remaining focused on our transformation;
•	the need to retain our three remaining NEOs during the pendency of the Company’s transformation; and
•	The demand for high performing executives, including our NEOs, at the peak of their career.

With this backdrop, and knowing that 2020 incentive plan goals were set during a period of relative stability and when the Company had a larger business platform, the Committee determined that the proper action to take with respect to the Company’s 2020 incentive plans was:

•

With respect to 2020 STI metrics, to apply discretion to adjust two STI performance goals to take into account the impact of the pandemic.  Specifically, and as discussed below in “2020 STI Company Performance Goals and Results”, the Committee modified the EBITDA, As Adjusted measure to primarily reflect certain EBITDA recognition components pertaining to projects that were postponed due the pandemic, and adjusted one of 10 HSSE requirements making up a 10% STI metric due to the inability of employees to travel, which was integral to the completion of this requirement. No other modifications or adjustments were made to STI metrics.

•	With respect to 2019 and 2020 LTI metrics, to not make any modification or adjustment, despite the headwinds caused by the pandemic.

As a result, actual STI awards paid ranged between 58% and 73% of target, depending on the individual contributions of each NEO. Performance units granted for 2019 under the LTI program vested at 100% of target.

Compensation Governance Best Practices

Our compensation program adheres to a high standard of compensation governance including the following best practices.

What We Do
✓	Hold an annual say-on-pay advisory vote
✓	Grant 60% of our CEO’s (and 50% of our other NEO’s) long-term incentive compensation in the form of performance awards
✓	Hold executives accountable to shareholders through a recoupment (clawback) policy
✓	Require executives to hold equity compensation received from the Company until stock ownership guidelines are met
✓	Require a “double trigger” for change of control severance payments or equity acceleration
✓	Retain an independent compensation consultant
✓	Benchmark to peers of similar industry, size and business complexity
✓	Maintain a Committee composed entirely of independent directors
✓	Include Company-wide performance award measures to increase leadership alignment
✓	Regularly engage with shareholders regarding our executive compensation program

What We Don't Do
✘	No employment contracts with any of our NEOs
✘	No hedging or pledging of, or speculative trading in, Exterran common stock
✘	No 280G excise tax “gross-up” payments in the event of a change of control
✘	No tax “gross ups” on any executive compensation other than relocation benefits available to all eligible employees
✘	No compensation plans that encourage excessive risk-taking
✘	No option repricing or cash buy-outs for underwater options without shareholder approval
✘	No perquisites

33 2021 PROXY STATEMENT

Compensation Discussion and Analysis

What We Pay and Why

Executive Compensation Philosophy

Our compensation philosophy is guided by the following principles:

Goal-oriented pay-for-performance
Individual annual cash-based and equity-based awards should be closely tied to the performance of the Company as a whole and reflect the individual performance of each NEO.
Align compensation with stakeholders’ interests

By linking the design of our executive compensation programs with Company strategic, financial and operational objectives, providing a significant portion of each executive’s direct compensation in the form of equity-based incentives and requiring direct Company stock ownership by executives, the interests of senior management are aligned with the creation of value for the Company's shareholders, employees, customers and communities where we operate. We regularly engage with our stakeholders and take into consideration their concerns when designing our compensation program. Actual realized pay was aligned with shareholder returns.

Competitive compensation

Executive pay programs play a significant role in attracting, motivating and retaining our executives and future leaders. Target compensation should be set to ensure that compensation levels are competitive with that being offered to individuals holding comparable positions at other companies with whom we compete for business and leadership talent.

Competition for Talent. One of the primary considerations of the Committee in overseeing our executive compensation program is the need to attract, retain and motivate our executives and future leaders, in line with similar executive positions at other companies. As discussed above in the Business Highlights, the Company is in a period of transformation, and strong, consistent, historically knowledgeable leadership in this period of change is key to the future success of the Company. Our leaders are in the peak years of their careers, very skilled, and highly sought after in the industry as well as by other leading companies. In 2020, our COO left to become the CEO of a larger energy services company. Instead of hiring or promoting another executive to the role of COO, the Company was able to backfill this role, primarily through our CEO taking on additional responsibilities and expanding the roles of other key leaders. Due to the very narrow pool of key executives at the Company, the Committee considers it even more imperative to set competitive pay for our current NEOs.

Compensation

Elements At-A-Glance. Consistent with our philosophy and to support our objectives, our program includes a mix of fixed and variable compensation elements to provide alignment with both Company short- and long-term business and strategic goals and the Company’s shareholders. The Committee establishes the performance measures and performance ranges for the variable compensation elements. Individual realized compensation is based primarily on market-based compensation, Company performance and individual performance.

The Committee believes a compensation program weighted towards variable, at-risk compensation ensures executive officers’ goals are appropriately aligned with the Company’s business objectives, strategic priorities and the creation

EXTERRAN CORPORATION 34

Compensation Discussion and Analysis

of long-term shareholder value. Target 2020 total compensation for our CEO and other NEOs is heavily weighted towards variable compensation.

Component	Objective	Link to Strategy and Performance
Base Salary	Provides a competitive level of cash income reflecting core job responsibilities, experience and contribution to the Company

•     Reviewed and set annually based on individual performance, competitive market levels and changes in responsibilities

•     Revised as necessary during the year to reflect significant market issues

•     Enables us to attract and retain qualified, high-caliber executives to lead and implement short-term business objectives

Short-term Incentive Cash Award	Motivates and rewards achieving financial and strategic goals	• Metrics and goals aligned with financial and strategic plan • May earn payout ranging from 0% to 200% of target based on Company and individual performance, if employed on payment date
Long-term Incentive Awards	Aligns NEO compensation with long-term performance objectives, strategy and shareholder value creation

•     Measures established to align with long-term strategic objectives

•     CEO receives a mix of 60% performance- based restricted stock units and 40% time-based restricted stock units; other NEOs have a 50%/50% mix

•     Restricted stock vests ratably over three years and performance awards cliff vest after two-year performance period

•     May earn payout ranging from 0% to 200% of target based on Company performance against  measures, if employed on vest date

Compensation Mix. The Committee believes a compensation program weighted towards variable, at-risk compensation ensures executive officers’ goals are appropriately aligned with the Company’s business objectives, strategic priorities and the creation of long-term shareholder value. Target 2020 total compensation for our CEO and other NEOs is heavily weighted towards variable compensation.

2020 CEO Target Compensation Mix (1)	2020 Other NEOs Target Compensation Mix (1) (2)

At-Risk Compensation is 85%	At-Risk Compensation is 71%

(1)	Includes:
(i)	2020 actual base salaries paid (over 27 pay periods);
(ii)	Target annual incentive cash award amounts under the Company’s 2020 STI Plan; and
(iii)	Target grant date fair value of 2020 time-based restricted stock and performance-based restricted stock units.
(2)	The Other NEOs are Mr. Barta, Mr. George, and Mr. Saligram.

Linking CEO Pay and Performance. A key component of our executive compensation philosophy is the link between compensation and overall business results and shareholder value creation. We strive to clearly communicate this to our shareholders and believe that looking at realized and realizable pay in the following different contexts can illustrate this point effectively:

•	Realized pay versus target opportunity;
•	Realized pay versus Total Shareholder Return (TSR); and

35 2021 PROXY STATEMENT

Compensation Discussion and Analysis

•	Realizable pay versus our compensation peer group.

Over his tenure with the Company, the actual realized pay our CEO has received has been closely aligned with Company performance. Specifically, in 2019 and 2020, as shown as follows, our CEO’s actual realized pay was approximately 51% and 37% of target.

_______________

Realized pay for a given year is calculated as: (1) base salary paid; (2) actual STI earned in that year (and paid in March of the following year, as shown in the Summary Compensation Table); and (3) the value of LTI, time-based and performance-based, that vested in that year (which was granted in prior years). Based on the stock price as of last trading day of the year.

In addition, our CEO’s realized pay aligns directly with our yearly TSR, as show as follows:

_______________

TSR for a given year is calculated as the Company stock price on the last trading day of the year in comparison to the Company stock price ($16.05) on the last trading day of 2015.

EXTERRAN CORPORATION 36

Compensation Discussion and Analysis

Further, our CEO’s realizable compensation is within the pay for performance “fairway” and aligns with Company performance, reflective of the significant portion of Mr. Way’s compensation that is performance-based.  The following chart summarizes our CEO realizable pay versus TSR performance for the Company and our compensation peer group.

Ticker	Name	3 Year TSR
GTLS	Chart Industries, Inc.	87%
HSC	Harsco Corporation	69%
WTS	Watts Water Technologies, Inc.	58%
FLOW	SPX FLOW, Inc.	52%
TRS	TriMas Corporation	34%
HLX	Helix Energy Solutions Group, Inc.	9%
NPO	EnPro Industries, Inc.	3%
NR	Newpark Resources, Inc.	-16%
TSX:EFX	Enerflex Ltd.	-23%
WTTR	Select Energy Services, Inc.	-24%
CIR	CIRCOR International, Inc.	-29%
OII	Oceaneering International, Inc.	-46%
OIS	Oil States International, Inc.	-58%
TISI	Team, Inc.	-59%
TSX:SCL	Shawcor Ltd.	-62%
EXTN	Exterran Corporation	-67%

_______________

Realizable pay is the value of short-term cash compensation delivered over a given period (salary plus annual incentives earned) plus the value of all long-term incentive grants awarded over the performance period as of the end of the full period (including both shares/cash earned and shares/cash outstanding) independent of when options were exercised or shares actually vested.  Realized pay for the above chart is calculated as: (1) base salary is the actual salary paid per the Summary Compensation Table; (2) STI is the actual payout earned; (3) stock options are the value of in-the-money grants during the three year period valued as of December 31, 2019; (4) time-based LTI as the face value of grants during the three year period valued as of December 31, 2019; and (5) performance-based LTI as the target value for awards still outstanding as of December 31, 2019, the realized value for performance periods beginning and ending within the three-year period

2020 Executive Compensation Decisions

Base Salary

The Committee determines the base salaries for our NEOs based upon compensation competitive data, performance considerations and advice from our independent compensation consultant. The Committee also considers internal pay equity but has not established a predetermined formula for this purpose.

Based on the CEO's recommendations and prior to the onset of the pandemic, the Committee did not increase base salaries in 2020. In mid-2020, due to the decline in the market and the stress on the Company from the pandemic, Mr. Way requested his base salary be decreased 25% from $825,000 to $618,250 for the remainder of the year. His full base salary was reinstated in January 2021.

In 2020, all employees, including our NEOs, were paid for 27 pay periods, rather than the normal 26, due to banking holidays.  This additional pay period caused an increase in NEO annual base salary by one additional pay period amount.

37 2021 PROXY STATEMENT

Compensation Discussion and Analysis

The following table contains the 2018, 2019, and 2020, base salaries of our NEOs:

Executive Officer	2018 Base Salary	2019 Base Salary	2020 Annualized Base Salary (1)	2020 Base Salary Paid (2)
Andrew J. Way	$825,000	$825,000	$825,000	$751,226
Girish K. Saligram	$625,000	$625,000	$625,000	$480,769
David A. Barta	$450,000	$450,000	$450,000	$467,308
Roger George	$420,000	$420,000	$420,000	$436,154

(1)	2020 annualized base salary is the NEO's base salary approved to be paid during the calendar year.
(2)

2020 base salary paid is the actual salary paid.  For Mr. Way, this amount reflects his voluntary decrease in base pay in July 2020 and the atypical 27 pay periods.  For Mr. Saligram, this amount reflects the base salary paid to him during the partial year he was employed in 2020. For Mr. Barta and Mr. George, this amount reflects the actual base salary paid to them over the atypical 27 pay periods in 2020.

Annual Short-Term Incentive (“STI”) Program

For 2020, our NEOs were eligible to earn annual incentive awards under the Company’s annual STI program based upon the level of achievement across a set of Company-wide performance measures and the NEO’s individual performance.

2020 STI Target Amounts. Our performance-based incentives encourage our management team to pursue objectives consistent with the overall short-term goals and strategy the Board has approved for the Company. The Committee reviews individual STI targets annually using competitive data from our peer group and our independent compensation consultant’s insights into the marketplace. The Company’s STI pool can range from 0% to 150% of target based on Company performance, and NEOs may earn STI cash payouts ranging from 0% to 200% of their individual target opportunity based on Company performance and adjusted for individual performance. 2020 annual STI targets remain unchanged since 2018.

Executive Officer	2018 Cash Incentive Target (% of base salary)	2019 Cash Incentive Target (% of base salary)	2020 Cash Incentive Target (% of base salary)(1)
Andrew J. Way	115%	115%	115%
Girish K. Saligram	85%	85%	85%
David A. Barta	75%	75%	75%
Roger George	75%	75%	75%

(1)

For the calculation of Mr. Way’s 2020 STI target, the Company used his base salary that he would have received if he had not taken a reduction in his base pay ($825,000) over 27 pay periods ($856,731).

2020 STI Company Performance Measures. The Committee sets performance measures, weightings and targets at the beginning of each year and discusses performance quarterly. Generally, the target goals for financial and operational performance measures are based upon the Company’s approved business plan for the year and reflect performance improvements relative to the prior year outcomes. Goal thresholds reflect the minimum level of performance at which the Committee believes payout is warranted. Goal maximums are intended to provide stretch goals that challenge management to achieve exceptional performance. The Committee also reviews the effects on the annual incentive plan due to various risks and opportunities recognized at the time the plan is set, assuring plan targets that are determined reflect the appropriate balance of risks and opportunities and confirming targets are aligned with the expectations communicated to investors.

EXTERRAN CORPORATION 38

Compensation Discussion and Analysis

In early 2020, the Board and Committee determined to modify 2020 STI measures from 2019 to increase the weighting of EBITDA, As Adjusted, from 45% to 50% and replace the Cash Flow Conversion measure with the two strategic metrics discussed below. In combination, these financial and strategic performance measures complement the metrics used for performance-based units in driving achievement of multi-year strategic initiatives. The Committee selected these metrics because they:

•	Align short-term priorities with a longer-term strategic transformation
•	Maintain a focus on business objectives and operating profit
•	Drive profitability
•	Transform and grow critical business lines
•	Reduce exposure to cyclical and low margin product lines
•	Motivate financial and operational performance
•	Reflect our commitment to people, safety and the environment

For 2020, the Committee adopted the following metrics for the 2020 STI program

STI Performance Measure	Weight	What It Is	Why We Use It
EBITDA, As Adjusted (1)	50%	Earnings before interest, taxes, depreciation and amortization; may exclude other unusual or non-reoccurring items	Encourages focus on operating profit and driving strong profitability; a key measure shareholders use to measure our performance
Strategic: Business Transformation	20%	Business transformation progress	Reflects continued efforts in Company transformation and growing critical lines of business
Strategic: Scalable Water Business	20%	Building scalable water business (backlog with minimum GM %)	Reflects continued efforts in Company transformation and growing critical lines of business
HSSE – Operational Safety Performance	10%

Balanced scorecard of trailing indicators (incident free days, workers compensation claims, incident severity, environmental / regulatory reportable incidents), leading indicators (policy audits, customer focus, internal ISO compliance audits), and compliance (incident reporting, and investigation compliance and incident action items)

			Encourages focus on people, safety and the environment; reflects effectiveness of and improvements made in global safety and environmental tools, processes and infrastructure

(1)

EBITDA, As Adjusted, is a non-GAAP financial measure that is defined, discussed further and reconciled to the nearest GAAP financial measure in "Appendix A" to this Proxy Statement. Adjustments may be made by the Committee, in its discretion, for acquisitions or dispositions and unusual or non-recurring items.

2020 STI Awards. The STI payout for our leadership team, including our NEOs, is calculated using the following formula. We strongly believe that focusing on corporate performance, rather than business unit or region performance reinforces our core value of collaboration and helps build an aligned and focused company.

Base Salary Earnings	X	Individual Target Percentage	X	Company Performance Factor	(+ / -)	Individual Performance Adjustment	=	Actual STI Payout

39 2021 PROXY STATEMENT

Compensation Discussion and Analysis

2020 STI Company Performance Goals and Results.  The below chart describes the specific 2020 metrics and Company performance results.

		Performance Range
STI Performance Measure (1)	Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Performance Results	Pandemic /Market Adjusted	Achievement %	Weighted Result
EBITDA, As Adjusted (millions)	50%	$150	$160	$170	$134	$160	Modified to Threshold $150 (50% payout)	25%
Strategic: Business Transformation	20%	—	Completed	—	Completed	N/A	Completed (100% payout)	20%
Strategic: Scalable Water Business	20%	—	—	—	—	N/A	Timing, did not meet Threshold (0% payout)	0%
HSSE Scorecard	10%	5	10	15	11	12	12 (126% payout)	13%
Total Result								58%

(1)

Three of the metrics have a range of performance levels and payout (threshold, target, maximum). One of the metrics is binary (completed or not completed) with a payout of 0% or 100%. The threshold and maximum payout levels for the three metrics with performance ranges have been structured so if the Company achieves threshold performance on these performance range metrics, and does not complete the binary metric, the total payout will be 50% of target. If the Company achieves maximum performance on these performance range metrics, the total payout will be 150% of target.

Notwithstanding the unprecedented challenges faced by the Company due to the pandemic, our senior executives continued to exhibit strong and decisive leadership and successfully navigated the Company through this unsettled time, protecting our customers, employees and assets while continuing to implement the Company’s business transformation. Despite the dedicated work of our executives, the Company’s EBITDA, As Adjusted, for the measurement period was below threshold at $134 million.

When setting these goals in early 2020, the Committee believed that these measures were rigorous yet achievable in light of our forecast and macroeconomic and industry environments. Upon review in early 2021 the Committee determined that the Company’s failure to meet threshold for this measure was caused primarily by the unanticipated financial and operational impact of the pandemic, and did not reflect the amount of work and extraordinary performance of our executives and the broader team. Further, consistent with generally accepted accounting practices, the Committee carefully reviewed extraordinary items related to the pandemic, to determine whether to exercise discretion and exclude any of these items in calculating the EBITDA, As Adjusted, measure, in order to correctly reflect business performance. After its review, the Committee determined to exclude from EBITDA, As Adjusted, for purposes of calculating this measure, specific, quantitative amounts directly related the following items: changes in schedules, which pushed EBITDA recognition to 2021, force majeure events, severance-related costs, negative currency impact, and certain outsized bad debt reserves. After adding back only these specific values, the EBITDA, As Adjusted, was at or near target. Giving effect to these adjustments to EBITDA, As Adjusted, together with the Committee’s awareness of the consistent excellent performance and leadership exhibited by the Company’s NEOs during a time of market flux and the pandemic, the Committee determined to adjust the EBITDA, As Adjusted, measure to threshold level.

EXTERRAN CORPORATION 40

Compensation Discussion and Analysis

The Company achieved the Business Transformation measure by completing the sale of its U.S. compression fabrication business in late 2020, continuing its move towards a business focused on higher margin, sustainable product and service offerings. The Company did not achieve the threshold measure for the Scalable Water Business metric, another key factor in it business transformation; although due in part to the pandemic. The Committee determined not to adjust this measure.

As part of the Company’s continued emphasis on Health, Safety, Security and the Environment (HSSE), for 2020, the Committee also set an HSSE metric comprised of 10 measures. These measures included: (1) incident-free days, (2) workers compensation claims (improvement over prior year), (3) incident severity (improvement over prior year), (4) environmental (reportable incidents), (5) procedural and policy audits, (6) customer feedback on HSSE, (7) ISO compliance audit, (8) incident reporting compliance, (9) investigations compliance, and (10) action items from incidents. Certain metrics have a range of performance levels and payout (threshold, target, maximum) while others are binary (completed or not completed) with a payout of 0% or 100%. The threshold, target and maximum payout levels for the metrics with performance ranges were structured, so that if the Company achieved threshold performance on these performance-range metrics, and did not complete the binary metric, the total payout would be 50% of target. If the Company achieved maximum performance on these performance range metrics, and completed the binary metric, the total payout would be 150% of target. Based on this scaling, the Committee considered a calculation of 5 to meet threshold, 10 to meet target and 15 for maximum payout.

In 2020, the Company met, or exceeded, target performance for eight of the 10 HSSE metrics (achieving above maximum performance on four of these metrics) during an exceptionally challenging year. Due to COVID-19 restrictions on travelling and the ensuing inability to conduct physical inspections of sites, the Company could not complete the procedural and policy audit measure, and the Committee used its discretion and considered this metric as having met threshold. Calculating all HSSE metrics, the combined performance was between target and maximum achievement at 12, a weighted result of 13.

2020 STI Individual Performance Results. Individual performance adjustments (positive or negative) for our NEOs and officers are approved by the Committee after considering our CEO's recommendations (other than for himself), contributions to the Company's financial and operational success during the year, performance in his or her primary area of responsibility, and individual leadership as an executive team member. Jointly, the Committee and the Executive Chair use the same approach for determining the CEO’s individual adjustment.

2020 performance highlights for our NEOs include:

Mr. Way demonstrated leadership of the strategic direction of the Company, including:

•

Accelerating the Company's execution of the next phase of its multi-year strategic transformation with the divestiture of the non-core U.S. compression fabrication business, and achieving higher margin, sustainable product and service offerings.

•	Assuming certain additional responsibilities due to the departure of our COO.
•

Navigating the volatile energy environment by rapidly addressing market downturn and impact to the Company due to the pandemic, reducing SG&A by 13%, or $18 million, while maintaining product and services quality and preserving margins across all products and services.

•

Leading the Company in its crisis management efforts, focusing on employee safety and care during the pandemic, including increasing regular communications directly from Mr. Way to employees (titled “By the Way”), holding daily then semi-weekly crisis management meetings, and increasing informal communications with the Board to address current events.

•	Focusing on continued development of water solutions pipeline and development of new product lines to strengthen our total solutions offerings.
•	Continuing emphasis on global safety and enterprise risk management and mitigating actions addressing environmental and social risks and opportunities.

41 2021 PROXY STATEMENT

Compensation Discussion and Analysis

•

Continuing support of local communities in which our employees live and we operate, and reinforcing the Company's core values, including investing in skills improvement and expanding career opportunities despite challenging times.

•	Increasing focus on corporate responsibility and sustainability and leading the publication of the Company's first Sustainability Report.
•	Continuing to support Company culture as one of inclusion, including sponsoring a global diversity and inclusion team to focus on development and training of our diverse workforce.

Mr. Barta led the finance, tax, treasury, information technologies and investor relations functions and made significant contributions to the Company's strategic direction, including:

•	Focusing performance of operational, financial and strategic goals.
•

Leading implementation of a cloud migration program to standardize and integrate the Company's business processes, automate workflows, connect required systems and tools, and build a stable global platform to scale with the Company's growth.

•	Focusing on debt levels and liquidity, including opportunistic bond buy-backs.
•	Amending the Company's Credit Facility to adjust the definition of EBITDA used for financial covenants to allow for anticipated pro forma earnings, increasing liquidity.
•	Implementing and managing corporate development activities, including the sale of non-core businesses and assets and the sale of the Company’s U.S. compression fabrication business assets.
•	Continuing development of the Company’s investor relations program including regular shareholder engagement.
•	Providing oversight and assistance in the publishing of the Company's first Sustainability Report.
•	Continuing focus on improving digital and cyber compliance and security.

Mr. George led the development of the water business line and execution of Company strategic and sustainability initiatives, and new product development, including:

•

Continuing focus on the Company’s global water business, setting process and structure, positioning for growth in the coming years, including integration of operations into the Exterran enterprise resource planning system to facilitate conformance and scale.

•	Continuing focus on improving the commercial channels and key customer and partner relationships to increase the Company’s opportunity set.
•

Continuing oversight of new product and service line development, from value-added enhancements to new technology-based offerings incorporating environmental efficiencies. Exterran Water Solutions (“EWS”) filed for 2 patents during the year adding to its product portfolio.

•	Evaluating key strategic opportunities for new products, allowing for continued growth of the opportunity pipeline.
•	Driving strong project execution of water projects in backlog (delivered adjusted gross margin ahead of bid).
•	Successfully completing recertification of EWS to ISO Quality management for the scope of engineering, project management, procurement, construction, and commissioning with zero non-conformances.

EXTERRAN CORPORATION 42

Compensation Discussion and Analysis

The Committee approved the following 2020 STI payouts based on Company STI performance results, as well as each executive’s individual foregoing performance achievements. Mr. Saligram did not receive a STI payout as he left the Company in September 2020.

Executive Officer	2020 Base Salary (1)	Target % Of Base Salary	Company Performance Factor	Payout With Company Performance Factor	Individual Performance Adjustment	2020 STI Payout	Payout % Of Target	Payout % Of Base Salary
Andrew J. Way	$856,731	115%	58.00%	$571,439	$142,860	$714,299	73%	83%
David A. Barta	$467,308	75%	58.00%	$203,279	$0	$203,279	58%	44%
Roger George	$436,154	75%	58.00%	$189,727	$0	$189,727	58%	44%

(1)

For the calculation of Mr. Way’s 2020 STI target, the Company used his base salary that he would have received if he did not take a reduction ($825,000) over 27 pay periods ($856,731). For Mr. Barta's and Mr. George's 2020 STI payout, the Company used their actual base salary paid to them over 27 pay periods (one more than normal) in 2020.

The Committee used its discretion to increase Mr. Way’s compensation from a performance factor of 58% to a payout of 73% of target due to the superior effort of Mr. Way during this difficult year, as outlined above.

Long-Term Incentive (“LTI”) Equity-Based Program

Our LTI program is designed to motivate our global senior leaders to execute their responsibilities in accordance with the Company’s core values, business objectives and strategy, and align to leaders’ interests with creating long-term value for shareholders. Long-term incentives also assist in retaining our executive team.

The program is designed such that officers have a significant portion of their 2020 LTI award at risk as shown below:

Our 2020 LTI Program. Consistent with the design of our prior performance-based LTI program, the Committee determined to:

•	Maintain a mix of performance-based equity of at least 50% (60% for our CEO)
•	Maintain a two-year performance period for performance-based awards (“PAs”), with a 0% to 200% performance payout range against each NEO's performance-based LTI target value
•

Introduce a Backlog ROA measure in order to drive a return focused approach to our projects.  By enhancing our margins in backlog relative to our asset base, the Company will create a culture of enhancing returns without sacrificing good long-term business decisions

43 2021 PROXY STATEMENT

Compensation Discussion and Analysis

•

Grant performance-based restricted stock units at the beginning of the performance period, and determine actual payouts upon the Committee’s evaluation of Company performance against the pre-determined performance measures

•	Pay actual awards earned in cash to prevent dilution, as the NEO's have already met (or are on track to meet) their stock holding requirements

2020 LTI Awards. The table below shows the target annual LTI award values granted for fiscal 2020 for each of the NEOs: Award amounts were determined based on the closing price of our common stock on the date of grant on March 4th, 2020 which was $7.27:

Executive Officer	Time-Based Restricted Stock Units ($)	Performance-Based Units ($)	Long-Term Awards Total ($)
Andrew J. Way	$1,560,004	$2,340,002	$3,900,006
Girish K. Saligram	$550,005	$550,005	$1,100,010
David A. Barta	$425,004	$425,004	$850,008
Roger George	$325,005	$325,005	$650,010

Target LTI award opportunities have not been increased from 2018 levels, with the exception of Mr. Saligram's 2019 target LTI which was increased due to his promotion to COO.

Timing of Long-Term Equity-Based Incentive Awards. Annual grants of equity awards are typically determined in Committee meetings held during the first quarter of each year. The Committee approved the annual 2020 equity-based grants on March 4, 2020 and units were determined using the closing price of the Company’s common stock on the NYSE at close of business the same day. This date was after the release of earnings information for the prior fiscal year. The Committee does not orchestrate the timing of equity grants to affect the value of compensation either positively or negatively. Executive officers do not play a role in the selection of grant dates.

2020 Time-Based Restricted Stock Units. The restricted stock unit awards granted vest in three substantially equal installments on the anniversary of the grant date, subject to continuous employment. As the NEOs have already met (or are on track to meet) their stock holding requirements, and to prevent dilution, any earned units were, and will be, cash-settled. The final payout amount is equal to the number of units vesting multiplied by the closing stock price on the date of vesting. Additional information regarding these awards, including treatment under certain terminations of employment or the occurrence of a change of control is provided below in “Potential Payments Upon Termination or Change of Control” and "2020 Grants of Plan-Based Awards."

2020 Performance-Based Restricted Stock Units. The performance stock units have a performance period of two years, and they vest on March 4, 2022, subject to performance achieved.  They are tied to the Company's stock price and will be cash-settled. The final payout amount is equal to the target number of performance units, adjusted for performance, multiplied by the stock price on the date of vesting.

For 2020, the Committee modified the performance measures for performance-based units to further align with the Company's strategy and creation of long-term shareholder value. Specifically the Committee replaced Operating Cash

EXTERRAN CORPORATION 44

Compensation Discussion and Analysis

Flow Conversion (from 2019) with Backlog Return on Asset (ROA) to further align with investors’ focus on returns. EBITDA Percentage Rate (weighted at 50%) remained the same.

Performance Measure	Weight	What It Is	Why We Use It
EBITDA Percentage Rate(1)	50%	EBITDA Percentage Rate is EBITDA, As Adjusted, divided by total revenue	Encourages growth in strategic business areas; increases focus on profitability, quality of revenue and cost controls
Backlog Return on Asset (ROA)(2)	50%	Adjusted Gross Margin backlog divided by (Property, Plant and Equipment plus Inventory)	Ensures improved value creation through returns on revenue generating assets and increased contracted revenue backlog

(1)	EBITDA Percentage Rate is a non-GAAP financial measure defined and discussed further in "Appendix A" to this Proxy Statement.
(2)	Backlog ROA is a non-GAAP financial measure defined as Adjusted Gross Margin divided by Property, Plant and Equipment plus Inventory.

The maximum possible Company performance is 200% of target, based on the Company’s performance against these measures. The Company does not disclose the measures of EBITDA Percentage Rate and Backlog Return on Assets due to the competitive harm, which could result from this disclosure. The Company expects to disclose these measures at payout.

Determination of Payout of 2019 Performance-Based Units.  The performance-based units granted in March 2019 were subject to continuous service and the achievement of performance measures. NEOs were entitled to receive a payout of 0% to 200% of target, dependent on the Company’s performance against the specified performance measures.

Performance Measure	Weight	What It Is	Why We Use It
EBITDA Percentage Rate (1)	50%	EBITDA Percentage Rate is EBITDA, As Adjusted, divided by total revenue	Encourages growth in strategic business areas; increases focus on profitability, quality of revenue and cost controls.
Operating Cash Flow Conversion (2)	50%	Cash generated by operating activities divided by EBITDA, As Adjusted	Indicates how much EBITDA generated is converted into cash from operations. Encourages focus on generating cash flow to reinvest in the business, fund growth and returns to our investors.

2019 LTI	Weight	Performance Range			Performance Results	Achievement %	Weighted Result
Performance Measure		Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
EBITDA Percentage Rate (1)	50%	15.1%	16.6%	17.6%	21.8%	Above Maximum (200% payout)	100%
Operating Cash Flow Conversion (2)	50%	40%	45%	50%	Below Threshold	Below Threshold (0% payout)	0%
Total Result							100%

(1)	EBITDA Percentage Rate is a non-GAAP financial measure that is defined, discussed further and reconciled to the nearest GAAP financial measure in "Appendix A" to this Proxy Statement.
(2)	Operating Cash Flow Conversion are non-GAAP financial measure that is defined, discussed further and reconciled to the nearest GAAP financial measure in "Appendix A" to this Proxy Statement.

EBITDA Percentage Rate. Our 2020 EBITDA Percentage Rate performance was 21.8%, which includes EBITDA, As Adjusted of $134 million for the second year (2020) of the two-year performance period starting on January 1, 2019 divided by total revenue of $613 million for the same second year period. The target and maximum performances for this measure were increases of at least 1.5 and 2.5 EBITDA margin points respectively by the end of the performance

45 2021 PROXY STATEMENT

Compensation Discussion and Analysis

period. These metrics were set at levels to support the Company’s transformation to higher margin business lines. Although the metric was affected by the pandemic, the Committee chose not to adjust the metric. The resulting performance was a maximum performance payout factor of 200%.

Operating Cash Flow Conversion. The Operating Cash Flow Conversion measure resulted in zero payout, as the resulting performance was below the threshold performance level of at least 40%. Although the metric was affected by the pandemic, the Committee chose not to adjust the metric.

The aggregate realized value delivered to each NEO at vesting is determined by the number of units awarded (based on Company performance) and the stock price at vesting. The realized value delivered to each NEO upon vesting was substantially lower than target value due to Company performance being negatively affected by the industry downturn and related declines in stock price, and reflected our commitment to pay-for-performance and aligning the compensation of our executives with the interests of our shareholders.

The Committee determined to pay out performance units in cash subject to each recipient's consent. All NEOs consented to receive payout of performance units in cash.

Payout of 2019 Performance Awards
Executive	Target Value at Grant (Stock Price $17.01)	Number of Target Units	Performance Multiple	Number of Units Awarded (Adjusted For Performance)	Stock Price At Vest	Value At Vesting	Value At Vesting (% of Target)	Value At Vesting vs. Target
Andrew J. Way	$2,340,015	137,567	100%	137,567	$4.84	$665,824	28%	($1,674,191)
David A. Barta	$425,012	24,986	100%	24,986	$4.84	$120,932	28%	($304,080)
Roger George	$325,010	19,107	100%	19,107	$4.84	$92,478	28%	($232,532)

(1)	Mr. Saligram is excluded from this table because he left the Company before payout and forfeited this award.

Changes for 2021

The Committee believes the fundamental structure of the Company’s compensation programs is aligned with shareholder interests and rewards continued improvements in strategic, financial and operational priorities. Therefore, no increases will be made in 2021 to NEO base pay, target STI levels (as a percent of base salary), or mix of time-vested and performance-vested LTI. 2020 time-vested awards and performance-vested awards will be tied to Exterran’s stock price and will be delivered in cash.

However, as described on pages 21, 22, 31, and 32, the Company strongly values its shareholders’ interests and considered the feedback it received during its 2019 and 2020 shareholder outreach efforts. In addition to the feedback, and after reviewing internal and external circumstances, and the advice and recommendations of our independent compensation consultant, the Committee made several changes to our 2021 executive compensation program, including adding ESG metrics to enhance the Company’s focus on specific goals, including goals to gather foundational data for additional reporting and quantifiable improvements in ESG metrics in the future. Specifically, the Company included metrics pertaining to publishing a second Sustainability Report with improved quantitative measures; implementing programs to allow gathering and tracking of certain social and human capital related data for better tracking and analysis; and similarly evaluation of consistent solid waste categories and processes to collect such data.

EXTERRAN CORPORATION 46

Compensation Discussion and Analysis

Annual STI Program. The Committee has adopted the following performance measures and weights for the 2021 STI program:

STI Performance Measure	Weight	What It Is	Why We Use It
EBITDA, As Adjusted(1)	40%	Earnings before interest, taxes, depreciation and amortization; may exclude other unusual or non-recurring items	Encourages focus on operating profit and driving strong profitability; a key measure by which our shareholders measure performance
Bank Debt Leverage	40%	Total Leverage Ratio - Total Indebtedness divided by EBITDA (all as defined in our Senior Secured Credit Agreement)	Maintain Company debt at prudent levels to ensure enough liquidity for operations and to fund new projects for future growth
HSSE	10%	Balanced scorecard of 10 metrics (trailing and leading indicators and compliance)	Encourages focus on people and the safety of their work environment
ESG (addition to HSSE)	10%

•    ESG – Publish second Sustainability Report with improved reporting (incorporating recognized, standard reporting guidelines into the report for more quantitative measures)

•    Social – Implement new recruiting and onboarding systems to allow for additional ESG data processes, tracking and infrastructure

•    Environmental – Evaluate solid waste categories across the Company and establish standardized reporting processes to collect waste data

			Encourages focus on sustainability; reflecting improvements made in global ESG tools, processes and infrastructure. Requested by shareholders

(1)

EBITDA, As Adjusted is a non-GAAP financial measure that is defined, discussed further and reconciled to the nearest GAAP financial measure in "Appendix A" to this Proxy Statement. Adjustments may be made by the Committee, in its discretion, for acquisitions or dispositions and unusual items or non-recurring items.

The design of the 2020 STI program will remain the same with independent metrics that will pay out 0% below threshold, 50% at threshold, 100% at target, and 150% at maximum performance. The Committee will have ability to adjust payments for individual performance, up to a maximum of 200% of target. The Company does not disclose the measures of EBITDA, As Adjusted and Bank Debt Leverage due to the competitive harm which could result from this disclosure. The Company expects to disclose these measures at payout.

The Committee considers Health, Safety, Security and the Environment (HSSE) to be a crucial focus of the Company in its ESG growth. To focus the Company, the Committee set forth 10 measures for HSSE.  Similar to 2020, these measures included: (1) incident free days, (2) incident severity (improvement over prior year), (3) environmental (reportable incidents), (4) leadership site visits and internal audits, (5) ISO compliance audit, (6) near miss reporting (improvement over prior year), (7) behavior based safety observations (improvement over prior year), (8) environmental and sustainability awareness training, (9) incident reporting compliance, and (10) investigations compliance.  Eight measures metrics have a range of performance levels and payout (threshold, target, maximum), while two are binary (completed or not completed) with a payout of 0% or 100%.  The threshold, target and maximum payout levels for the metrics with performance ranges have been structured so if the Company achieves threshold performance on these performance range metrics, and does not complete the binary metrics, the total payout will be 50% of target. If the Company achieves maximum performance on these performance range metrics, and completes the binary metrics, the total payout will be 150% of target.

In response to shareholder feedback, and as outlined above, the Committee added ESG metrics to enhance the Company’s focus on specific goals, including goals to gather foundational data for additional reporting and quantifiable improvements in ESG metrics in the future. Specifically the Company add metrics around publishing a second Sustainability Report with improved quantitative measures; implementing programs to allow gathering and tracking of

47 2021 PROXY STATEMENT

Compensation Discussion and Analysis

certain social and human capital related data for better tracking and analysis; and similarly evaluation of consistent solid waste categories and process to collect such data.

LTI Program. The Committee has adopted the following design for awards under the 2021 LTI program:

2021 Performance-Based Restricted Stock Units.

In response to shareholder feedback, the Committee approved the addition of a relative alignment metric to the LTI plan. Specifically, Company results are ranked against companies in the Performance Peer Group (listed below); 55th percentile performance is required to earn a target payout.

Consistent with prior years, each metric is independent and has a payout of 0% for below threshold, 50% at threshold, 100% at target, and 200% at maximum performance. Any earned units will be cash-settled to prevent dilution. The final payout amount is equal to the target number of performance units, adjusted for performance, multiplied by the stock price on the date of vesting.

LTI Performance Measure	Weight	What It Is	Why We Use It
Backlog Return on Assets (1)	50%	Adjusted Gross Margin backlog divided by (Property Plant & Equipment plus Inventory)	Ensures improved value creation through returns on revenue generating assets and increased contracted revenue backlog
EBITDA Percentage Rate (2)	25%	EBITDA, As Adjusted, divided by Total Revenue	Encourages growth in strategic business areas; increases focus on profitability, quality of revenue and cost controls
Relative Total Shareholder Return (TSR)	25%

Twenty trading day average of dividend adjusted closing prices ending December 31, 2022 minus twenty trading day average of dividend adjusted closing prices ending December 31, 2020

Divided By

Twenty trading day average of dividend adjusted closing prices ending December 31, 2020

Company results are ranked against companies in the Performance Peer Group (listed below), 55th percentile performance required for target payout

			Allows for meaningful comparisons of our performance relative to other companies in our industry. Requested by shareholders

(1)	Backlog Return on Assets is a non-GAAP financial measure defined as Adjusted Gross Margin divided by Property, Plant and Equipment plus Inventory
(2)	EBITDA Percentage Rate is a non-GAAP financial measure defined and discussed further in "Appendix A" to this Proxy Statement.

EXTERRAN CORPORATION 48

Compensation Discussion and Analysis

The maximum possible Company performance is 200% of target. NEOs may earn an individual payout ranging from 0% to 200% of their target opportunity, based on the Company’s performance against these measures.

Performance Peer Group. The Company, with the assistance of its independent compensation consultant, established a performance peer group ("Performance Peer Group") for the Company for purposes of measuring the Company’s 2021 LTI TSR metric.  In building this Performance Peer Group, the primary factor was similarity of industry. Unlike the peer group used for compensation, there were no restrictions on the size of companies. This Performance Peer Group is comprised of the following companies:

CIRCOR International, Inc. Dril-Quip, Inc. Enerflex Ltd. Frank's International N.V.	Helix Energy Solutions Group, Inc. Matrix Service Company Newpark Resources, Inc. NexTier Oilfield Solutions, Inc. Oceaneering International, Inc.	Oil States International, Inc. RPC, Inc. Select Energy Services, Inc. Shawcor Ltd. NOW Inc. Watts Water Technologies, Inc.

49 2021 PROXY STATEMENT

Compensation Discussion and Analysis

The Decision-Making Process

The Committee’s Annual Process

Each year, the Committee follows an annual process for determining executive pay:

November - January
•	Reviews the Company’s business objectives, strategic priorities, enterprise risk and growth plan, and alignment with compensation philosophy for the following year
•	Reviews feedback from shareholders and governance firms
•	Reviews executive succession planning and leader development

February - March
•	Approves short-term incentive plan results for the prior year and calculates the Company performance factor
•	Establishes current year plan design, performance measures and ranges for short- and long-term incentive plans
•	Reviews and approves CEO financial, operational and strategic goals for the current year
•	Reviews executive performance and approves salary and short-term incentive compensation targets and long-term incentive grants for the current year

July - October
•	Reviews Company activities around diversity and inclusion
•	Reviews with the independent compensation consultant – peer group, executive pay (market and peer group), and emerging trends and risks, including retention risks
•	Considers input from our shareholders and results of advisory say-on-pay vote
•	Continued review of executive succession planning and leader development

Ongoing
•	Review Company performance under outstanding incentive plans
•	Monitors incentive plan estimates in comparison to actual and relative performance
•	Mentors and interacts with talent across the organization to develop and assess succession depth

Role of Management. Our CEO considers performance and makes recommendations to the Committee on salary adjustments, targets for short-term incentive compensation and long-term incentive compensation for each of our executive officers other than himself. Our CEO also considers and recommends corporate performance goals on which executives’ performance-based compensation will be based. The Committee considers these recommendations in addition to other factors and makes the final determinations regarding executive compensation.

EXTERRAN CORPORATION 50

Compensation Discussion and Analysis

Role of Independent Compensation Consultant. Effective October 2019, the Committee engaged Pearl Meyer & Partners, LLC ("Pearl Meyer") as its independent executive compensation consultant. In 2020, Pearl Meyer provided the following services:

•	analysis and recommendations regarding the Company’s peer groups for setting 2020 and 2021 compensation
•	input and advice regarding incentive compensation plan design
•	review and assistance in establishing executive officer compensation packages
•	information related to trends, new rules and regulations that may impact executive and director compensation practices and administration
•	attendance at Committee meetings

The Committee reviewed the independence of Pearl Meyer, considering the independence factors specified in the corporate governance standards of the NYSE. Based on this assessment, the Committee determined that Pearl Meyer was independent from the Company’s management and free from any relationships that could raise any conflicts of interest or similar concerns.

Compensation Peer Group.  The Committee, with the assistance of its compensation consultant, annually reviews the peer group for compensation comparisons and makes updates as needed to align with the established criteria and Company strategy. We evaluate potential peer companies based on a variety of factors including, but not limited to:  peers of current peers, peers identified by ISS, feedback given in investor outreach, and companies with similar business characteristics, including a global footprint of similar size.

As disclosed in the Company’s 2020 proxy, in 2019 the Company, with the assistance of its independent compensation consultant, reviewed its current compensation peer group, removing one peer company and approved the following companies for its compensation peer group for determining 2020 compensation:

Chart Industries, Inc.	Oil States International, Inc.	Forum Energy Technologies, Inc.
Newpark Resources, Inc.	Enerflex Ltd.	SPX Flow, Inc.
CIRCOR International, Inc.	RPC, Inc.	Harsco Corporation
Oceaneering International, Inc.	EnPro Industries, Inc.	Superior Energy Services, Inc.
Dril-Quip, Inc.	Shawcor Ltd.	ITT Inc.
TETRA Technologies, Inc.

In 2020, the Company, with the assistance of its independent compensation consultant, reviewed the above peer group. Based upon this review, the Committee approved the following companies for its compensation peer group for benchmarking and determining 2021 compensation:

Chart Industries, Inc. CIRCOR International, Inc. Enerflex Ltd. EnPro Industries, Inc. Harsco Corporation	Helix Energy Solutions Group, Inc. Newpark Resources, Inc. Oceaneering International, Inc. Oil States International, Inc. Select Energy Services, Inc.	Shawcor Ltd. SPX FLOW, Inc. Team, Inc. TriMas Corporation Watts Water Technologies, Inc.

The primary industry for two of these companies is environmental and facilities services.  Six companies are in the industrial machinery sector, and the remaining seven are in the oil and gas equipment and services sector.

In determining annual executive compensation, the Committee considers peer group data and information provided by the independent compensation consultant, in addition to published and private compensation survey data.

51 2021 PROXY STATEMENT

Compensation Discussion and Analysis

Compensation Policies and Practices

Stock Ownership Guidelines

The Committee believes that meaningful stock ownership by our senior executives is important in aligning management’s interest with the interests of our shareholders. As described below, our executives are required to maintain consistent stock ownership in the Company based upon a multiple of the executive’s base salary in effect at the time the executive became an NEO.

Position	Ownership Requirement
President, Chief Executive Officer and Director	Six times base salary
Chief Financial Officer and Chief Operating Officer	Three times base salary
Other Named Executive Officer	Two times base salary

Executives have up to five years to meet the stock ownership guidelines. As of year-end 2020, all NEOs have met or are on track to meet their respective stock ownership requirements.

Clawback Policy

Our Board adopted a clawback policy effective January 1, 2019, which provides for the forfeit and/or return to Exterran of incentive-based compensation or bonus, if the consolidated financial statements of Exterran are restated due to the Company’s material noncompliance with any financial reporting requirement under federal securities laws. In such event, if the Committee determines, in its discretion, that any current or former NEO or other employee has engaged in fraud or intentional misconduct which caused or contributed to the need for such restatement, the Committee may require that such NEO or employee forfeit and/or return to Exterran all or a portion of any bonus, award or grant of cash or equity received under any of the Company’s incentive-based compensation or bonus plans after the date of policy adoption and during the three year period preceding the date on which the Company announces that it will prepare an accounting restatement.

The recovery or cancellation of incentive-based compensation under the policy will be limited to the portion that the executive officer or employee would not have received if the consolidated financial statements had been as presented in the restatement. The clawback policy does not limit the ability of Exterran from taking any other action to enforce the executive officer’s or employee’s obligations to the Company.

Trading Controls and Anti-Pledging and Anti-Hedging Policies

We prohibit our directors and executives from buying, selling, or writing puts, calls or other options related to Company stock. We also prohibit executives from holding Company stock in a margin account, hedging Company stock, or pledging Company stock.

Compensation Policies and Practices Related to Risk Management

The Committee has discussed with our independent compensation consultant and analyzed the concept of risk as it relates to our compensation programs for all of our employees, including our NEOs, and believes that our compensation programs do not encourage excessive and unnecessary risk taking.

EXTERRAN CORPORATION 52

Compensation Discussion and Analysis Analysis

Compensation Committee Interlocks and Insider Participation

Messrs. Ryan (Chair), Goodyear, Gouin and Gomes Yell, all of whom are independent non-management directors, currently serve on the Committee. None of these individuals is or has been an officer of the Company, was an employee of the Company during the last fiscal year or as of the date of this Proxy Statement, or is serving or has served as a member of the Committee of another entity that has an executive officer serving on the Committee of the Company. No executive officer of the Company serves as a director or on the Committee of another entity whose executive officer serves as a director or on the Committee of the Company.

Executive Offer Letters

We do not provide employment contracts to any of our NEOs. We provide offer letters to each of our NEOs at the time of initial employment. Each letter provides the initial annual base salary and initial short-term and long-term incentive targets the NEO is eligible to receive. The base salary and incentive targets are subject to annual review, with future salary levels and incentive target levels subject to the discretion of the Committee. In addition, offer letters may include provisions for one-time compensation actions related to the initial employment of the executive. All letters provide that the applicable executive is subject to clawback and recoupment requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and clawback and recoupment policies that the Company may adopt from time to time. Each executive is also eligible to participate in all employee benefit plans maintained by the Company for the benefit of its employees generally. All offer letters also provide that employment with the Company is “at-will” and not for any specified time, and may be terminated with or without cause at any time by the Company or the executive.

Other Compensation and Benefit Arrangements

In addition to the elements of total direct compensation described above, our executive compensation program includes other compensation and benefits that are designed primarily to attract, motivate and retain executives critical to our long-term success and to provide an overall competitive compensation structure, as follows:

53 2021 PROXY STATEMENT

Compensation Discussion and Analysis

Element	Description and Purpose
Change of Control Severance and Non-Change of Control Severance	•

Agreements with certain senior executives intended to provide financial security and an industry-competitive compensation package. This additional security helps ensure our senior executives remain focused on our performance and the continued creation of shareholder value throughout any change of control transaction rather than on the potential uncertainties associated with their own employment.

•

Agreements are “double trigger” that generally provide certain cash payments and some accelerated vesting on stock granted to the executive only if their employment is terminated during or within 18 months following a change of control, or in the case of a non-change of control, a termination of employment by the Company not for cause. A description of our agreements in effect during 2020 is provided in the “Executive Compensation Tables - Potential Payments upon a Change of Control or Termination.”

401(k) Plan	•

All U.S. employees of the Company are eligible to participate in and receive up to a 4% Company matching contribution up to the limits established by the Internal Revenue Service, which is intended to provide financial security upon retirement.

Non-Qualified Deferred Compensation Plan	•

All U.S. executives are eligible to be designated as participants in our Non-Qualified Deferred Compensation Plan, which is intended to provide competitive retirement planning benefits to attract and retain skilled management.

	•	The Non-Qualified Deferred Compensation Plan allows an eligible participant to defer up to 90% of his or her salary, commission and bonus on an annual basis.
Health and Wellness Plans	•	NEOs are eligible for available health and wellness benefits, including medical, dental, vision, life and disability insurance on the same basis as our other U.S. employees.
	•	Our health and wellness plans are intended to provide a competitive, broad-based benefit structure and promote the wellness of our executives and other employees.
Perquisites	•	We do not provide perquisites to our NEOs.

Tax and Accounting Considerations

Section 280G of the Code.  Section 280G of the Code disallows a tax deduction for excess parachute payments to certain executives of companies that undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. It is our policy not to provide any executives with a gross-up payment to make up for these taxes, if any.

Section 409A of the Code.  Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and directors to accelerated income tax liabilities, substantial additional taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our respective compensation and benefit plans and arrangements for all of our employees and directors, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

EXTERRAN CORPORATION 54

Compensation Discussion and Analysis Analysis

Accounting for Stock-Based Compensation. We have followed ASC 718 to account for stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions.  ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Executive Compensation Tables

2020 Summary Compensation Table

The following table sets forth information with respect to the compensation of our NEOs for the years ended December 31, 2020, 2019, and 2018.

Name	Position	Year	Base Salary (1)	Bonus	Stock Awards (2)	Non-Equity Incentive Plan (3)	All Other Compensation (4)	Total
	President, Chief	2020	$751,226	—	$3,900,006	$714,299	$11,400	$5,376,931
Andrew J. Way	Executive Officer and	2019	$825,000	—	$3,900,000	$851,500	$11,200	$5,587,700
	Director	2018	$825,000	—	$3,900,000	$1,020,000	$11,000	$5,756,000
	Former Senior Vice	2020	$480,769	—	$1,100,010	$0	$11,400	$1,592,179
Girish K. Saligram	President and Chief	2019	$625,000	—	$1,100,000	$477,000	$11,200	$2,213,200
	Operating Officer	2018	$625,000	—	$850,000	$554,000	$11,000	$2,040,000
	Senior Vice President,	2020	$467,308	—	$850,008	$203,279	$11,400	$1,531,995
David A. Barta	Chief Financial Officer and	2019	$450,000	—	$850,000	$291,500	$11,200	$1,602,700
	Chief Accounting Officer	2018	$450,000	—	$850,000	$368,000	$11,000	$1,679,000
	President Water	2020	$436,154	—	$650,010	$189,727	$11,400	$1,287,291
Roger George	Solutions	2019	$420,000	—	$650,000	$261,000	$11,200	$1,342,200
		2018	$420,000	—	$650,000	$342,000	$11,000	$1,423,000

(1)

Base Salary is the actual base salary paid to each executive in 2020. In 2020, the Company atypically had 27 pay periods rather than the normal 26. Mr. Way took a voluntary 25% decrease in base salary in July 2020. Messrs. Saligram, Barta, and George did not receive increases to base salary from 2019 to 2020.

(2)

Amounts in this column represent the grant date fair value of (a) restricted units of Exterran's common stock (which are set forth in the table above) and (b) 2020 performance-based units at target. With maximum performance, these awards will payout two times (2X) the target number of units. The maximum value of these performance-based awards depends on the Company's performance multiple and the price of the Company's stock at vesting. The grant date fair values of the 2020 performance-based units at maximum level were as follows: The grant date fair value of all awards shown above was calculated in accordance with ASC 718. For further discussion on the fair value of our awards, see Note 18 to the consolidated financial statements in the Company's Annual Report on Form 10-K for year-end December 31, 2020.  Both time-based and performance-based units will payout in cash.

(3)	Amounts in this column represent the STI bonus paid to each executive in March 2021 for performance in 2020. Mr. Saligram did not receive a payout because he left the Company in 2020.
(4)	The amounts in this column for 2020 represent matching contributions made by the Company under the Company’s 401(k) Plan.

55 2021 PROXY STATEMENT

Compensation Discussion and Analysis

2020 Grants of Plan-Based Awards

The following table contains information about grants of plan-based awards to our NEOs during 2020:

	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and Option
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)(3)	Awards ($)(4)
	STI		49,262	985,240	1,970,481	—			—
Andrew J. Way	LTI PA	3/4/2020	—	—	—	80,468	321,871	643,742	—	2,340,002
	LTI RS	3/4/2020	—	—	—	—	—	—	214,581	1,560,004
	STI		26,563	531,250	1,062,500	—			—
Girish K. Saligram	LTI PA	3/4/2020				18,914	75,654	151,308	—	550,005
	LTI RS	3/4/2020	—	—	—	—	—	—	75,654	550,005
	STI		17,524	350,481	700,962	—			—
David A. Barta	LTI PA	3/4/2020				14,615	58,460	116,920	—	425,004
	LTI RS	3/4/2020	—	—	—	—	—	—	58,460	425,004
	STI		16,356	327,115	654,231	—			—
Roger. George	LTI PA	3/4/2020				11,176	44,705	89,410	—	325,005
	LTI RS	3/4/2020	—	—	—	—	—	—	44,705	325,005

(1)

The amounts in these columns show the range of potential payouts of incentives under the 2020 Short-Term Incentive Plan. Although the 2020 Short-Term Incentive Plan sets measures for threshold, target and maximum pool funding levels at 0% to 150%, actual awards to NEOs can range from 0% to 200% of their individual target due to adjustments made for individual performance. In this plan, each metric is independent and performance against each metric is assessed individually with performance that can be higher against some metrics and lower against others.  For each individual metric, "Below Threshold" is the performance that results in no payout. "Threshold" is the minimum performance needed for a payout greater than zero. At threshold, the payout is 50% of target. "Maximum" is the highest possible individual payout (200% of target). See “Annual Short-Term Incentive Plan” for a description of the 2020 short-term incentive awards. For this calculation of the lowest possible total threshold payout, we have assumed below threshold performance on each financial and strategic metric (weighted 90% of the total) and threshold performance (paying out at 50% of target for that metric) on the HSSE metric (weighted 10% of the total). This results in a total threshold payout of 5% of target.

(2)

The amounts in these columns show the range of potential payouts of 2020 performance-based units awarded under the 2015 SIP. In this plan, each metric is independent and performance against each metric is assessed individually. Performance can be higher against some metrics and lower against others. For each individual metric, "Below Threshold" is the performance that results in no payout. "Threshold" is the minimum performance needed for a payout greater than zero.  At threshold, the payout is 50% of target. "Maximum" is the highest possible payout (200% of target). For this calculation of the lowest possible total payout, greater than zero, we have assumed below threshold performance (paying out at 0% or target for that metric) on one metric (weighted 50% of the total) and threshold performance (paying out at 50% of target for that metric) on the other metric (weighted 50% of the total). This results in a total threshold payout of 25% of target.  The performance period is two (2) years and they cliff vest on March 4, 2022 (subject to performance achieved). Any earned units will be cash-settled. This award is in the form of performance stock units, which are tied to Exterran's stock price. The final payout amount is equal to the number of performance adjusted units multiplied by the stock price on the date of vesting.

(3)

The amounts in this column show the time-based units awarded under our 2015 SIP. They vest one-third per year over a three-year period, subject to continued service through each vesting date. Any earned units will be cash-settled. This award is in the form of restricted stock units, which are tied to Exterran's stock price. The final payout amount is equal to the number of units vesting multiplied by the closing stock price on the date of vesting.

(4)

The grant date fair value of performance-based units and restricted stock is calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 18 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020. The 2020 performance-based units are shown at target value.

EXTERRAN CORPORATION 56

Compensation Discussion and Analysis

Outstanding Equity Awards at Fiscal Year-End

The following table contains information about our NEOs’ outstanding equity awards at December 31, 2020. None of our NEOs hold any stock options.  See also “Potential Payments upon Termination or Change of Control” regarding the treatment of these awards upon certain terminations of employment or the occurrence of a change of control.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(2)
Andrew J. Way	295,538	$1,306,278	459,438	$2,030,716
David A. Barta	80,516	$355,881	83,446	$368,831
Roger George	61,572	$272,148	63,812	$282,049

(1)	Includes time-based shares and units that were granted in 2018, 2019, and 2020. Awards granted in 2020 will be delivered in cash.
(2)	Calculated as the number of shares or units that have not vested multiplied by the closing price of the Company's stock on December 31, 2020 ($4.42)
(3)	Includes target number of performance-based units that were granted in 2019 and 2020. These awards will be delivered in cash.

The following table contains details of our NEOs’ outstanding unvested equity awards at December 31, 2020.

		Time-Based Awards		Performance-Based Awards
Name	Grant Date	Number of Unvested Shares or Units	Market Value as of December 31, 2020	Number of Unvested Shares or Units	Market Value as of December 31, 2020
Andrew J. Way	3/4/2018	19,817	$87,591
	3/4/2019	61,140	$270,239	137,567	$608,046
	3/4/2020	214,581	$948,448	321,871	$1,422,670
David A. Barta	3/4/2018	5,399	$23,864
	3/4/2019	16,657	$73,624	24,986	$110,438
	3/4/2020	58,460	$258,393	58,460	$258,393
Roger George	3/4/2018	4,129	$18,250
	3/4/2019	12,738	$56,302	19,107	$84,453
	3/4/2020	44,705	$197,596	44,705	$197,596

Mr. Saligram forfeited unvested equity awards when he left the Company in September 2020. He forfeited a total of 107,988 performance-based share units and 102,649 time-based restricted units.

57 2021 PROXY STATEMENT

Compensation Discussion and Analysis

Stock Vested in Fiscal Year 2020

The following table contains information regarding the vesting during 2020 of time-based and performance-based units previously granted to our NEOs.  None of our NEOs held or exercised stock options during 2020.

Stock Awards
Name	Number of Shares and Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Andrew J. Way	142,615	$1,036,811
Girish K. Saligram	34,460	$250,524
David A. Barta	32,011	$232,720
Roger George	24,321	$176,814

(1)	Includes time-based awards granted in 2017, 2018, and 2019, and performance-based awards granted in 2018. Time-based awards were delivered in stock and performance-based awards were delivered in cash.
(2)

The value realized for these awards was determined by multiplying the fair market value of the restricted stock or units (market closing price of $7.27 of Exterran’s common stock on the vesting date of March 4, 2020) by the number of shares or units that vested.

Non-Qualified Deferred Compensation Plan

The following table contains information about our NEOs’ participation in our Non-Qualified Deferred Compensation Plan during 2020:

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Andrew J. Way	$0	$0	$0	$0	$0
Girish K. Saligram	$0	$0	$121,478	$0	$2,370,168
David A. Barta	$0	$0	$0	$0	$0
Roger George	$0	$0	$40,697	$0	$644,456

(1)

All contribution amounts for the last fiscal year reported in this table are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” amounts reported in the “2020 Summary Compensation Table.”

EXTERRAN CORPORATION 58

Compensation Discussion and Analysis

The Non-Qualified Deferred Compensation Plan allows an eligible employee to defer up to 90% of his or her annual salary and annual short-term incentive. All U.S. key management and highly-compensated employees who are selected for participation by the Committee are eligible to participate in this Plan, which is intended to provide competitive retirement planning benefits to attract and retain eligible employees. Effective October 30, 2015, we established an irrevocable rabbi trust to hold participant account balances under the Non-Qualified Deferred Compensation Plan. Participants may direct the investment of their account balances in hypothetical investment options made available under the Plan. Accordingly, earnings and losses on the account balances are based upon the market return on the hypothetical investment alternatives selected by the participant. Each participant may elect whether to receive deferred amounts after separation from service or, if earlier, on January 1 of a specified year selected by the participant. Certain key employees, however, must generally wait until six months after separation from service for distributions to begin. Upon the applicable payment date, payments will be made in the form of a lump sum or in annual installments over two to ten years as elected by the participant at the time their deferral election was submitted. All payments are made in cash. If a participant dies, distribution is made in a lump sum to the participant’s designated beneficiary or, if none, to the participant’s estate. Distributions due to unforeseeable emergency, as determined by the committee that administers the plan, are permitted but other unscheduled withdrawals are not allowed. In certain circumstances, including a qualifying change of control, the Committee may terminate the plan and pay out all benefits in a lump sum in accordance with plan provisions and section 409A of the Internal Revenue Code.  See “Potential Payments Upon Termination or Change of Control” below.

Potential Payments Upon Termination or Change of Control

This section describes the potential payments or benefits upon termination, change of control or other post-employment scenarios for each of our NEOs.

Change of Control Severance Agreements. None of our NEOs have employment contracts and all of our NEOs are employed at will.

On February 26, 2020, the Company amended and restated its change of control agreements with each of its executive officers. These amendments were intended to harmonize the agreements in line with recent market and Company practices.

59 2021 PROXY STATEMENT

Compensation Discussion and Analysis

Item	CEO	NEOs (1)
Term of agreement	• One (1) year with automatic renewal unless prior notice (365 days) by Company or executive • If Change of Control ("CoC") occurs, eighteen (18) months
Severance Protection Period	• Eighteen (18) months following a CoC
Trigger	Double trigger (CoC and qualifying termination)
Payments to executive if terminated by Company without “cause” or by executive for “good reason”

•  Three (3X) times base salary

•  Three (3X) times target annual incentive bonus ("STI")

•  Target STI (prorated) for termination year

•  Earned but unpaid STI for year prior to termination

•  Two (2) years Company portion of health and welfare benefits premiums for executive and family

•  Unvested time-based, equity-based, cash-based, performance-based or other incentive awards ("LTI") immediately vests in full (if prior to a CoC: LTI continues to vest until CoC then immediately vests at CoC)

•  280G “best pay”, either: full payments or a reduced amount such that no portion of the payments is subject to the excise tax (whichever results in the greater after-tax benefit to the executive)

•  Two (2X) times base salary

•  Two (2X) times target STI

•  Target STI (prorated) for termination year

•  Earned but unpaid STI for year prior to termination

•  Eighteen (18) months Company portion of health and welfare benefits premiums for executive and family

•  Unvested LTI immediately vests in full (if prior to a CoC: LTI continues to vest until CoC then immediately vests at CoC)

•  280G “best pay”, either: full payments or a reduced amount such that no portion of the payments is subject to the excise tax (whichever results in the greater after-tax benefit to the executive)

Non-competition, non-solicitation, confidentiality	One (1) year
Other	Executive provides a waiver and release

(1)	NEOs include Mr. Barta and Mr. George. Mr. Saligram is not included as he voluntarily left the Company in September 2020 and did not trigger his CoC agreement.

Non-Change of Control Severance Benefit Agreements. On February 26, 2020, the Company amended and restated its severance benefit agreements with each of its executive officers. These amendments were intended to harmonize the agreements in line with recent market and Company practices.

EXTERRAN CORPORATION 60

Compensation Discussion and Analysis

Item	CEO and NEOs (1)
Term of agreement	One (1) year, with automatic renewal unless prior notice (365 days) by Company or executive
Qualifying termination	By Company other than for Cause or by executive for Good Reason
Payments to executive if terminated by Company without “cause” or by executive for “good reason”

•  One (1X) times base salary

•  One (1X) times target STI

•  Target STI (prorated) for termination year

•  Earned but unpaid STI for year prior to termination

•  Eighteen (18) months Company portion of health and welfare benefits premiums for executive and family

•  Unvested LTI vests immediately on a pro-rata basis

Non-competition, non-solicitation, confidentiality	One (1) year
Other	Executive provides a waiver and release

(1)	NEOs include Mr. Barta and Mr. George. Mr. Saligram is not included as he voluntarily left the Company in September 2020 and did not trigger his Severance Benefit Agreement.

Other Qualified Plans. Upon termination of employment with the Company, our NEOs are entitled to payment of their account balances in our Non-Qualified Deferred Compensation Plan in the form previously selected by the member in their payment election, subject to Section 409A of the Code. See “Non-Qualified Deferred Compensation Plan”.

Post-Employment Tables

The following tables quantify potential payments or benefits upon termination, change of control or other post-employment scenarios for each of our NEOs, which are described above. The following tables generally do not include amounts payable pursuant to plans that are available generally to all salaried employees. The amounts in the tables show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. The actual amounts to be paid out in any scenario can only be determined at the time of such executive officer’s actual separation from Exterran.

For all scenarios, the termination trigger event is assumed to be December 31, 2020.

Name	Termination Reason (1)	Cash Severance Payments (Base & STI) (2)	LTI Accelerated Vesting (3)	Medical / Welfare Benefits	Total Termination Benefits
Andrew J. Way	Voluntary resignation	$0	$0	$0	$0
	Retirement	$0	$0	$0	$0
	Termination for cause	$0	$0	$0	$0
	Death & disability	$0	$3,336,994	$0	$3,336,994
	Termination Without Cause or Resignation with Good Reason (non CoC)	$2,618,242	$1,912,172	$25,192	$4,555,606
	Change of control, without termination	$0	$0	$0	$0
	Change of control with a qualifying termination	$6,165,742	$3,336,994	$33,589	$9,536,325

61 2021 PROXY STATEMENT

Compensation Discussion and Analysis

Name	Termination Reason (1)	Cash Severance Payments (Base & STI) (2)	LTI Accelerated Vesting (3)	Medical / Welfare Benefits	Total Termination Benefits
David A. Barta	Voluntary resignation	$0	$0	$0	$0
	Retirement	$0	$0	$0	$0
	Termination for cause	$0	$0	$0	$0
	Death & disability	$0	$724,712	$0	$724,712
	Termination Without Cause or Resignation with Good Reason (non CoC)	$1,087,912	$417,054	$21,496	$1,526,462
	Change of control, without termination	$0	$0	$0	$0
	Change of control with a qualifying termination	$1,875,412	$724,712	$21,496	$2,621,620

Name	Termination Reason (1)	Cash Severance Payments (Base & STI) (2)	LTI Accelerated Vesting (3)	Medical / Welfare Benefits	Total Termination Benefits
Roger George	Voluntary resignation	$0	$0	$0	$0
	Retirement	$0	$0	$0	$0
	Termination for cause	$0	$0	$0	$0
	Death & disability	$0	$554,197	$0	$554,197
	Termination Without Cause or Resignation with Good Reason (non CoC)	$1,015,385	$318,930	$28,748	$1,363,063
	Change of control, without termination	$0	$0	$0	$0
	Change of control with a qualifying termination	$1,750,385	$554,197	$28,748	$2,333,330

(1)	“Disability” is defined in our 2015 Long-Term Incentive Plan for awards granted since November 3, 2015. “Cause” and “Good Reason” are defined in the Severance Benefit and Change of Control Agreements.
(2)

The base salary used for the calculations for executives is the normal rate of base salary paid over 26 pay periods:  $825,000 for Mr. Way, $450,000 for Mr. Barta, and $420,000 for Mr. George. The Target STI for use in the multiples is the executive's normal base salary paid over 27 pay periods ($856,731 for Mr. Way, $467,308 for Mr. Barta, $436,154 for Mr. George) multiplied by their Target STI percent. For the Target STI pro-rated in the termination year (2020), the calculation is: the base pay used for calculating the 2020 Target STI payout ($856,731 for Mr. Way, $467,308 for Mr. Barta, and $436,154 for Mr. George) X multiplied by the Target STI percent X multiplied by the pro-ration factor of 12/14 (12 months (January 1, 2020 to December 31, 2020) ÷ 14 months (January 1, 2020 to payout in first week of March 2021)).

(3)

For all scenarios, the amounts for unvested LTI that immediately vest in full, or immediately vest pro-rata, are calculated by multiplying the number of unvested shares or units by $4.42, which is the closing price of Exterran common stock on the NYSE on December 31, 2020.

Girish K. Saligram voluntarily resigned from the Company in September 2020, and did not trigger any employment agreement, including his Change of Control or Severance Benefit Agreements, and therefore did not receive any additional payments due to his departure.

Non-Qualified Deferred Compensation Plan amounts payable in connection with the various scenarios are not shown in the table above because these amounts are disclosed earlier in the “Non-Qualified Deferred Compensation Plan” table.

EXTERRAN CORPORATION 62

REPORT OF THE HUMAN CAPITAL & COMPENSATION COMMITTEE

The Human Capital & Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Human Capital & Compensation Committee has recommended to Exterran’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Human Capital & Compensation Committee

John P. Ryan, Chair

William M. Goodyear

James C. Gouin

Ieda Gomes Yell

63 2021 PROXY STATEMENT

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual compensation of our employees and the annual total compensation of our President and CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with SEC rules.

We have a global workforce, with employees in approximately 25 countries. Approximately 89% of our employees are located outside of the United States. SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure.

In 2020, we identified our median employee using the following methodology:

•

We selected December 31, 2020 as the determination date and our employee population that date was 3,153, which included all full-time and part-time employees and excluded contractors or persons employed through a third-party provider.

•

We chose “total cash compensation” (which included base salary or hourly wages plus cash bonuses and cash allowances) as our consistently-applied compensation measure. We believe the use of total cash compensation for all employees is a consistently-applied compensation measure because we do not widely distribute annual equity to employees.

•	For employees in countries outside of the U.S., we converted their compensation in local currency to U.S. dollars using the exchange rate at the close of 2020.

•	We identified the median employee by examining the 2020 total cash compensation for all full-time and part-time employees, excluding our CEO, who were employed by us on December 31, 2020.

To calculate the CEO pay ratio for 2020, we identified and calculated the elements of the median employee’s compensation using the same methodology reflected in the “2020 Summary Compensation Table,” resulting in annual total compensation for our median employee of $28,371, and Mr. Way’s 2020 annual total compensation included in this Proxy Statement was $5,376,931.  Based on this information, for 2020 the ratio of the annual total compensation of Mr. Way, our CEO, to the median of the annual total compensation of all employees was 190 to 1.

The increase in the CEO pay ratio from the prior year was not due to an increase in CEO compensation; but rather was due to organizational transformation, a decrease of employees in the U.S., a greater percentage of employees outside of the U.S., and decreasing currency exchange rates in some countries.

EXTERRAN CORPORATION 64

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of our Company and our shareholders. Therefore, our Audit Committee has adopted a written policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between us and individuals with a direct or indirect affiliation with us and to ensure that those transactions are in our best interest. Any proposed related party transaction must be submitted to the Audit Committee for approval prior to entering into the transaction. Additionally, our policy requires that our subsidiaries report all related party transactions to our SEC Reporting & Technical Accounting Department on a quarterly basis. In the event an executive officer becomes aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to the Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

In reviewing a proposed or ongoing related party transaction, the Audit Committee will consider, among other things, the following factors to the extent relevant to the related party transaction:

•	whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party
•	whether there are any compelling business reasons for the Company to enter into the transaction
•	whether the transaction would impair the independence of an otherwise independent director
•

whether the transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account, among other factors the Audit Committee deems relevant, the size of the transaction, the overall financial position of the director, executive officer or other related party, that person’s interest in the transaction and the ongoing nature of any proposed relationship

There were no related party transactions during 2019 and 2020 that are required to be reported in this Proxy Statement.

65 2021 PROXY STATEMENT

COMPENSATION RELATED PROPOSAL

PROPOSAL 2 - Advisory Vote to Approve Named Executive Officer Compensation

Our Board recognizes that performance-based executive compensation is an important element in driving long-term shareholder value. Pursuant to Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement.   We are committed to requesting this advisory say-on-pay vote annually to gain our shareholders’ input regarding our compensation programs.

Because the vote on this proposal is advisory in nature, the outcome will not be binding on the Company, the Board or the Human Capital & Compensation Committee (the “Committee”), and will not affect compensation already paid or awarded. However, the Board and the Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future compensation programs for our NEOs.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation principles and programs are designed to attract, motivate and retain individuals with the level of expertise and experience needed to help achieve the business objectives intended to drive both short- and long-term success and shareholder value. The compensation paid to our NEOs reflects our commitment to pay-for-performance.  A significant percentage of our NEOs’ compensation is delivered in the form of long-term incentive awards that incentivize management to achieve results to the mutual benefit of shareholders, management and the Company. Moreover, a significant portion of our NEOs’ cash compensation is paid in the form of performance-based awards that are paid based on the achievement of pre-defined performance measures.

In addition, the Company recognizes that a strong governance framework is essential to an effective executive compensation program. This framework and executive compensation philosophy are established by an independent compensation committee that is advised by an independent compensation consultant. We believe the information provided in this Proxy Statement, including the Compensation Discussion and Analysis section, demonstrates that our executive compensation programs have been designed appropriately and work effectively to align management’s interests with the interests of shareholders. Accordingly, the Board of Directors requests that you approve our executive compensation programs and philosophy by approving the advisory resolution.

Your Board unanimously recommends that shareholders vote “FOR” the following resolution approving the Company’s Named Executive Officer Compensation:

“RESOLVED, that the shareholders of Exterran Corporation approve, on an advisory basis, the compensation paid to its Named Executive Officers for 2020 as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and any related tables and information in this Proxy Statement.”

Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

EXTERRAN CORPORATION 66

AUDIT MATTERS

PROPOSAL 3 - Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”) has served as our independent registered public accounting firm since March 2019. The Audit Committee has selected PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

The Board considers the selection of PwC to be in the best interests of the Company and its shareholders.  Although shareholder approval is not required for the appointment of our independent registered public accounting firm, we are requesting such ratification because we believe it is a matter of good corporate practice. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain PwC. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

Representatives of PwC attended all regularly scheduled meetings of the Audit Committee in 2020, and have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. We expect that a representative of PwC will attend the Annual Meeting to answer appropriate questions and may also make a statement if they so desire.

For additional information concerning the Audit Committee and its activities with PwC, see “Audit Committee Report” contained in this Proxy Statement and “Audit Committee Guidelines for Pre-Approval of Independent Auditor Services” following this proposal description.

Deloitte & Touche LLP (“Deloitte”) served as our independent public accounting firm from 2015 until February 2019, at which time it was dismissed by the Audit Committee. For information about our change in independent registered public accounting firms, See Appendix B.

Your Board and the Audit Committee unanimously recommend that shareholders vote “FOR” the ratification of the reappointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021.

Ratification of Proposal 3 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal. This proposal is considered a “routine” matter, and therefore, if a broker holds your shares and you do not provide voting instructions, your broker will have discretionary authority to vote your shares on this matter. Abstentions will have no effect on the outcome of the vote.

67 2021 PROXY STATEMENT

Audit Matters

Fees Paid to Independent Registered Public Accountants

The following table summarizes the fees billed to us for each of the last two fiscal years for professional services rendered on our behalf by PwC and its member firms and respective affiliates during calendar years 2020 and 2019 (in thousands).

Types of Fees	2020	2019
Audit fees(1)	$2,895	$2,751
Audit-related fees	54	—
Tax fees(2)	32	67
All other fees(3)	3	—
Total fees	$2,984	$2,818

(1)

Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements we are required to file with the SEC, audits of internal control over financial reporting, statutory audits of certain of our subsidiaries’ financial statements as required under local regulations, and other services including issuance of comfort letters and assistance with and review of documents filed with the SEC.

(2)	Tax fees include fees billed by our independent registered public accounting firm primarily related to tax compliance and consulting services.
(3)	Other fees include fees billed by our independent registered public accounting firm related to training.

In considering the nature of the services provided by PwC in 2019 and 2020, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PwC, and our management, to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by (i) the SEC to implement the Sarbanes-Oxley Act of 2002 and (ii) the American Institute of Certified Public Accountants

Audit Committee Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. The independent auditor provides annually an engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g. audit-related services, tax services, and all other services). For other permissible services not included in the engagement letter, Exterran management will submit a description of the proposed service, including a budget estimate, to the Audit Committee for pre-approval.

In situations where a matter cannot wait until the next regularly scheduled Audit Committee meeting, the chair of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Further, the Audit Committee has delegated authority to the Company’s Chief Financial Officer and Chief Accounting Officer to approve certain audit and non-audit services aggregating less than $200,000 each quarter, subject to review and ratification by the Audit Committee at its next regularly scheduled meeting. Approval of services and related fees by the Audit Committee chair is reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2020 were approved by our Audit Committee, in accordance with these policies.

EXTERRAN CORPORATION 68

Audit Matters

Audit Committee Report

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Exterran Corporation’s (“Exterran”) financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Exterran’s website at http://www.exterran.com.

The Audit Committee has reviewed and discussed the audited consolidated financial statements and management’s assessment and report on internal controls over financial reporting for the year ended December 31, 2020 with management and PricewaterhouseCoopers LLC (“PwC”), Exterran’s independent registered public accounting firm. Exterran published this report in its Annual Report on Form 10-K for the year ended December 31, 2020, which it filed with the SEC on March 2, 2021. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. PwC is responsible for performing an independent audit of Exterran’s consolidated financial statements and the effectiveness of internal control and financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing reports thereon. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Exterran’s independent auditors. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In this context, the Audit Committee discussed with Exterran’s internal auditors and PwC the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, their evaluations of Exterran’s internal controls, and the overall quality of Exterran’s financial reporting. Management represented to the Audit Committee that Exterran’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the financial statements with management and PwC. The Audit Committee also discussed with PwC the matters required to be discussed by Auditing Standard No. 16 (Communication with Audit Committees), as currently in effect.

In addition, the Audit Committee discussed with PwC its independence, considered the compatibility of non-audit services with the auditors’ independence and received the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Exterran’s Board of Directors, and the Board has concurred, that (i) the audited consolidated financial statements be included in Exterran’s Annual Report on Form 10-K for the twelve months ended December 31, 2020, for filing with the Securities and Exchange Commission; (ii) PwC meets the requirements for independence; and (iii) the appointment of PwC for 2021 be submitted to the shareholders for ratification.

69 2021 PROXY STATEMENT

Audit Matters

The Audit Committee of the Board of Directors

William M. Goodyear, Chair

James C. Gouin

John P. Ryan

Christopher T. Seaver

Hatem Soliman

The information contained in this Report of the Audit Committee shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of Exterran, except to the extent that Exterran specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

EXTERRAN CORPORATION 70

EXTERRAN SHARE OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table provides information about beneficial owners, known by us as of March 1, 2021, of 5% or more of our outstanding common stock (the “5% Shareholders”). Unless otherwise noted in the footnotes to the table, the 5% Shareholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
Chai Trust Company LLC 2 North Riverside Plaza, Suite 600 Chicago, Illinois 60606	6,210,710	(2)	18.74%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	4,387,392	(3)	13.24%
Dimensional Fund Advisors, L.P. Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,405,492	(4)	7.26%

(1)	Reflects shares of common stock beneficially owned as a percentage of 33,135,838 shares of common stock outstanding as of March 1, 2021.
(2)

Based solely on a review of the Schedule 13D filed by Chai Trust Company LLC (“Chai Trust”) and certain other related reporting persons on March 4, 2020, and a Statement of Changes in Beneficial Ownership (Form 4) filed on March 9, 2020. Chai Trust is the non-member manager of EGI-Fund (05-07) Investors, L.L.C., a Delaware limited liability company (“Fund 05-07”), EGI-Fund (08-10) Investors, L.L.C., a Delaware limited liability company (“Fund 08-10”) and EGI-Fund (11-13) Investors, L.L.C., a Delaware limited liability company (“Fund 11-13”),  and the managing member of EGI-Fund B, L.L.C., a Delaware limited liability company (“Fund B”); and EGI-Fund C, L.L.C., a Delaware limited liability company (“Fund C”).  In such capacity, Chai Trust may be deemed to beneficially own the shares of Common Stock held directly by Fund 05-07, Fund 08-10, Fund 11-13, Fund B and Fund C. The shares of common stock beneficially owned by Chai Trust include 447,567 shares of Common Stock held by Fund 05-07, 332,327 shares of Common Stock held by Fund 08-10, 908,742 shares of Common Stock held by Fund 11-13, 1,849,806 shares of Common Stock held by Fund B; and  2,672,268 shares of Common Stock held by Fund C.

(3)	Based solely on a review of the Schedule 13G filed by BlackRock, Inc. on January 26, 2021. BlackRock, Inc. has sole voting or dispositive power over 4,387,392 shares.
(4)

Based solely on a review of the Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 12, 2021.  Dimensional provides investment advice to four registered investment companies and acts as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”).  In certain cases, subsidiaries of Dimensional may act as an advisor or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of the issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares. However, all shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares.

71 2021 PROXY STATEMENT

Exterran Share Ownership

Security Ownership of Management

The following table provides information, as of March 1, 2021, regarding the beneficial ownership of our common stock by each of our directors and director nominees, each of our 2020 NEOs (as identified beginning on page 26 of this Proxy Statement), and all of our current directors, director nominees and NEOs as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The address for each NEO and director listed below is c/o Exterran Corporation, 11000 Equity Drive, Houston, Texas 77041.

Name of Beneficial Owner	Shares Owned Directly	Unvested Restricted Stock(1)	Right to Acquire Stock(2)	Indirect Ownership	Total Ownership	Percent of Class
Non-Employee Directors
William M. Goodyear	103,750	—	—	—	103,750	*
James C. Gouin	35,607	—	—	—	35,607	*
John P. Ryan	80,455	—	—	—	80,455	*
Christopher T. Seaver	113,789	—	—	—	113,789	*
Hatem Soliman	21,791	—	—	—	21,791	*
Mark R. Sotir	87,701	—	—	—	87,701	*
Ieda Gomes Yell	49,560	—	—	—	49,560	*
Named Executive Officers
Andrew J. Way	379,397	80,957	—	—	460,354	1.4%
David A. Barta	64,514	22,056	—	—	86,570	*
Roger George	35,088	16,867	—	—	51,955	*
All directors and NEOs as a group (10 persons)						3.3%

*	Less than 1.0%
(1)

Includes unvested restricted stock awards, which generally vest ratably on each anniversary date of grant over a three-year period from the original date of grant. Officers have voting power and, once vested, dispositive power.

(2)	Includes shares that can be acquired immediately or within 60 days of March 1, 2021 through the exercise of stock options.
(3)

Mr. Sotir is President of Equity Group Investments, a division of Chai Trust. Chai Trust is the beneficial owner of approximately 6,210,710 million shares of our common stock as of March 9, 2020; however, Mr. Sotir disclaims beneficial ownership of such shares.

(4)	Includes phantom units granted under the Amended and Restated Directors’ Stock and Deferral Plan and the 2020 Omnibus Incentive Plan to Mr. Ryan, Mr. Gouin and Ms. Gomes Yell.

EXTERRAN CORPORATION 72

ADDITIONAL INFORMATION

2021 Annual Meeting of Shareholders

Any shareholder proposal that is intended for inclusion in our Proxy Statement for our 2022 annual meeting of shareholders must be received by our Corporate Secretary no later than November 19, 2021.

Our Bylaws establish an advance notice procedure for shareholder proposals or director nominations to be brought before an annual meeting but not included in our Proxy Statement. Under these Bylaw provisions, we must receive written notice of a shareholder proposal or director nomination to be brought before the 2021 annual meeting of shareholders on or after November 19, 2021 and no later than December 19, 2021 for that proposal or nomination to be considered timely. Shareholder proposals and director nominations brought under these Bylaw provisions must include the information required under our Bylaws, including the following:

•

a description of the material terms of certain derivative instruments to which the shareholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made is a party, a description of the material terms of any proportionate interest in our shares or derivative instruments held by a general or limited partnership in which such person is a general partner or beneficially owns an interest in a general partner, and a description of the material terms of any performance-related fees to which such person is entitled based on any increase or decrease in the value of our shares or derivative instruments; and

•

with respect to a nomination of a director, a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among the proponent of the nomination and his or her affiliates, on the one hand, and each proposed nominee and his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the proposing person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

A shareholder submitting a proposal or director nomination under our Bylaw provisions must also, among other things:

•	include the name, address, age and occupation of the shareholder, and the number of our shares that are, directly or indirectly, owned beneficially and of record by the shareholder;
•

state whether the shareholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable;

•	be a shareholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered and include a representation to that effect; and
•	update and supplement the required information 10 business days prior to the date of the meeting.

Our Bylaw requirements are in addition to the SEC’s requirements with which a shareholder must comply to have a shareholder proposal included in our Proxy Statement. Shareholder may obtain a copy of our Bylaws by making a written request to our Corporate Secretary. Any shareholder-recommended director nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board.

Shareholder proposals and nominations of directors must be delivered to our principal executive office at 11000 Equity Drive, Houston, Texas 77041, Attention: Corporate Secretary.

73 2021 PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING AND VOTING

When and where will the Annual Meeting be held?

We will hold our 2021 Annual Shareholders Meeting on April 28, 2021 via the internet at www.proxydocs.com/EXTN, at 8:00 AM, Central Daylight Time. Prior registration will be required to attend the Annual Meeting.

Who may vote?

You may, and we encourage you to, vote if you were a holder of record of Exterran common stock as of the close of business on March 1, 2021, the record date for the Annual Meeting. Each share of common stock is entitled to one vote. As of the record date, there were 33,135,838 shares of Exterran common stock outstanding and entitled to vote.

What am I voting on and how does the Board recommend that I vote?

Proposal No.	Description of Proposal	Page No. Where You Can Find More Information Regarding the Proposal	Board Recommendation
1	Election of eight directors to serve for a term expiring at the next annual meeting of shareholders	8	FOR each director nominee
2	Advisory vote to approve named executive officer compensation	66	FOR
3	Ratification of independent registered public accounting firm	67	FOR

In addition, shareholders will be asked to consider at the Annual Meeting such other business as may properly come before the meeting or any adjournment thereof. For any other matters that may be properly presented for consideration at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the Annual Meeting.

How do I vote?

You may vote by any of the following methods:

Internet. By Internet at http://www.proxypush.com/EXTN. You will need the Control Number included on the Notice or on your proxy card. Online procedures are designed to ensure the authenticity and correctness of your proxy vote instructions.

Telephone. If you received a proxy card by mail, by dialing (via touch-tone telephone) the toll-free phone number on your proxy card under “Vote by Phone” and following the instructions.

Mail. If you received a proxy card by mail, by completing, signing and dating your proxy card or voting instruction form and returning it promptly in the envelope provided.

To be counted, votes by Internet, telephone or mail must be received by commencement of the meeting (8:00 AM, Central Daylight Time on April 28, 2021).

EXTERRAN CORPORATION 74

Frequently Asked Questions

Can I change my vote?

Yes. You may change your vote or revoke your proxy before the voting polls are closed at the Annual Meeting by the following methods:

•	voting again by telephone by dialing 866-355-1240 or the Internet at www.proxypush.com/EXTN;
•	sending us a signed and dated proxy card dated later than your last vote;
•	notifying the Corporate Secretary of Exterran in writing (in the case of a revocation); or
•	voting at the virtual Annual Meeting via the internet at www.proxydocs.com/EXTN.

How many votes must be present to hold the Annual Meeting?

A quorum of shareholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the Annual Meeting. Under our Bylaws and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied.

What is a broker non-vote?

A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the NYSE, brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on any of the proposals other than Proposal 3 (ratification of independent registered public accounting firm), you will need to communicate your voting decisions to your bank, broker or other holder of record before the deadline provided by such bank, broker or other holder of record.

What impact do broker non-votes and abstentions have on matters to be considered at the meeting?

Abstentions and broker non-votes will not have any effect on the vote for any of the proposals but will count towards establishment of a quorum.

Who pays for the proxy solicitation related to the Annual Meeting?

We will pay the cost of soliciting proxies. In addition to sending you these proxy materials or otherwise providing you access to these proxy materials, some of our officers, as well as management and non-management employees, may contact our shareholders by telephone, facsimile or in person. None of these officers or employees will receive additional compensation for any such solicitation. We will also request brokers and other fiduciaries to forward proxy soliciting materials to the beneficial owners of shares of our common stock that are held of record by such brokers and fiduciaries, and we will reimburse their reasonable out-of-pocket expenses.

How can I view the shareholder list?

The Company will make available, through electronic means, a list of shareholders of record as of the record date for inspection by shareholders for any purpose germane to the Annual Meeting during the ten days preceding the Annual Meeting. To access the electronic stockholder list during this time, please send your request, and proof of ownership, by email to investor.relations@exterran.com. The list of shareholders of record as of the record date will be made available for inspection by shareholders during the Annual Meeting through the virtual meeting website.

75 2021 PROXY STATEMENT

Frequently Asked Questions

Who will tabulate and certify the vote?

Mediant Communications Inc., an independent third party, will tabulate and certify the vote and will have a representative to act as the independent inspector of elections for the Annual Meeting.

What if I want a copy of the Company’s 2020 Annual Report on Form 10-K?

We will provide to any shareholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means, a copy of our Annual Report on Form 10-K for the year ended December 31, 2020. Please direct any such requests to the attention of Investor Relations, Exterran Corporation, 11000 Equity Drive, Houston, Texas 77041, or by email to investor.relations@exterran.com or by telephone at (281) 836-7000. This document is also available at the SEC’s website, which can be found at www.sec.gov.

What if I share my residence with another shareholder, how many copies of the Notice of Internet Availability of Proxy Materials or of the printed proxy materials will I receive?

In accordance with SEC rules, we are sending only a single Notice of Internet Availability of Proxy Materials or set of the printed proxy materials to any household at which two or more shareholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” reduces the volume of duplicate information received at your household and helps us reduce costs and waste.

Each shareholder subject to householding that requests printed proxy materials will receive a separate proxy card or voting instruction card. We will deliver promptly, upon written request, a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of these documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to our Transfer Agent at the following address: American Stock Transfer, Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York, 11219, or you may call (800) 937-5449 or email info@ASTfinancial.com. If you are a shareholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

What if I consent to have one set of materials mailed now but change my mind later?

You may withdraw your householding consent at any time by contacting our Transfer Agent at the address, telephone number and email address provided above. We will begin sending separate copies of shareholder communications to you within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?

When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of shareholder communications directly to the shareholder at his or her new address. You may notify us of a change of address by contacting our Transfer Agent at the address, telephone number and email address provided above.

How do I submit a question for the annual meeting?

Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to submit questions. Questions may be submitted online during the meeting, and we will post on our website under the investor relations tab after the meeting a list that summarizes and answers questions which are received and in accordance with the meeting rules of conduct.

EXTERRAN CORPORATION 76

APPENDIX A

Reconciliation of GAAP and Non-GAAP Financial Measures

The following are non-GAAP performance measures utilized to discuss the Company's business highlights and 2019 and 2020 incentive programs throughout this Proxy Statement:

Adjusted Gross Margin is defined as revenue less cost of sales (excluding depreciation and amortization expense).

Adjusted Gross Margin percentage is defined as Adjusted Gross Margin divided by revenue.

EBITDA, As Adjusted, is defined as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs), depreciation and amortization expense, impairment charges, restructuring and other charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations, expensed acquisition costs, gain on extinguishment of debt and other items.

EBITDA Percentage Rate is defined as EBITDA, As Adjusted divided by total revenue.

Operating Cash Flow Conversion is defined as cash generated by operating activities measured as a change in net debt excluding investing and financing cost. Adjustments for unusual or non-recurring items may be made by the Human Capital & Compensation Committee (the “Committee”) at its discretion in its year-end evaluation.

We believe Adjusted Gross Margin is important because it focuses on the current operating performance of our operations and excludes the impact of prior historical costs of the assets acquired or constructed that are utilized in those operations.  Depreciation and amortization expense may not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity.  We believe EBITDA, As Adjusted, EBITDA Percentage Rate and Operating Cash Flow Conversion are important measures of operating performance because it allows management, investors and others to evaluate and compare our core operating results. Management uses EBITDA, As Adjusted, EBITDA Percentage Rate and Operating Cash Flow Conversion as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. The Committee uses EBITDA, As Adjusted, EBITDA Percentage Rate and Operating Cash Flow Conversion in evaluating the performance of the Company and management and in evaluating certain components of executive compensation, including performance-based annual incentive programs. Our Adjusted Gross Margin, EBITDA, As Adjusted, EBITDA Percentage Rate and Operating Cash Flow Conversion may not be comparable to a similarly titled measure of another company because other entities may not calculate these in the same manner.

The following tables reconcile Adjusted Gross Margin to total gross margin, EBITDA, As Adjusted to net income and Operating Cash Flow Conversion to net cash provided by operating activities. Gross margin, net income and net cash provided by operating activities are the most directly comparable financial measures calculated and presented in accordance with GAAP.

The following table reconciles our adjusted gross margin to our total gross margin (in thousands):

	Years Ended December 31,
	2020	2019	2018
Revenue	$613,061	$796,011	$906,685
Cost of sales (excluding depreciation and amortization expense)	351,195	481,598	554,422
Depreciation and amortization (1)	139,107	151,716	113,815
Total gross margin	122,759	162,697	238,448
Depreciation and amortization (1)	139,107	151,716	113,815
Total adjusted gross margin	$261,866	$314,413	$352,263
(1)	Represents the portion only attributable to cost of sales.
77 2021 PROXY STATEMENT

Appendix A

The following table reconciles our net income to EBITDA, As Adjusted (in thousands) and EBITDA Percentage Rate:

	Years Ended December 31,
	2020	2019	2018
Net income (loss)	$(101,291)	$(102,377)	$24,854
(Income) loss from discontinued operations, net of tax	15,272	(5,524)	(26,406)
Depreciation and amortization	145,043	158,302	119,911
Impairments	11,648	52,567	3,858
Restatement related charges	—	48	(276)
Restructuring and other charges	3,550	6,194	1,997
Interest expense	38,817	38,620	29,217
Gain on extinguishment of debt	(3,571)	—	—
(Gain) loss on currency exchange rate remeasurement of intercompany balances	(4,120)	(80)	5,241
Loss on sales of business	—	—	1,714
Provision for income taxes	28,403	25,290	39,433
EBITDA, As Adjusted	133,751	173,040	199,543
Total Revenues	613,061	796,011	906,685
EBITDA Percentage Rate	21.8%	21.7%	22.0%

EBITDA, As Adjusted	$133,751
Non-restructuring severance and foreign currency exchange effects	1,848
EBITDA, As Adjusted approved by the Committee	$135,599

The following table reconciles our net cash provided by operating activities to Operating Cash Flow Conversion (in thousands):

Net cash provided by operating activities	$4,959
Customer reimbursement of growth capital expenditures	(8,700)
Non-growth capital expenditures	(19,854)
Proceeds from sale of property, plant and equipment	316
Non-restructuring severance and foreign currency exchange effects	1,848
Payments for restructuring and other charges	4,178
Operating Cash Flow	$(17,253)

EXTERRAN CORPORATION 78

APPENDIX B

Additional Information Regarding Change of Independent Registered Public Accounting Firms

As reported on the Company’s Current Report on Form 8-K dated March 5, 2019 (“Auditor Current Report”), effective February 28, 2019, the Audit Committee dismissed Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm and engaged PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

During the Company’s fiscal years ended December 31, 2018 and 2017 and the subsequent interim period through February 28, 2019, there were (a) no disagreements between the Company and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of D&T, would have caused D&T to make reference thereto in its reports on the Company’s consolidated financial statements and effectiveness of internal control over financial reporting for such years, and (b) except with respect to the material weakness in internal control over financial reporting described below, no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of D&T on the Company’s consolidated financial statements as of and for the years ended December 31, 2018 and 2017, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of D&T on the effectiveness of internal control over financial reporting as of December 31, 2018 and 2017, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

As previously disclosed in the Company’s quarterly reports for the quarters ended March 31, 2017, June 30, 2017, September 30, 2017 and other filings, in connection with the restatement of the Company’s consolidated and combined financial statements in the Company’s Form 10-K/A for the year ended December 31, 2015 filed on January 4, 2017, the Company’s management identified material weaknesses resulting from control deficiencies in the (a) control environment, risk assessment, control activities, information and communication and monitoring related to practices in Exterran’s Belleli EPC business, (b) controls or procedures over accurate recording, presentation and disclosure of revenue and related costs in the application of percentage-of-completion accounting principles to engineering, procurement and construction projects by Belleli EPC (including deficiencies in the control environment relating to risk assessment, control activities, information and communication and monitoring controls) and (c) controls and procedures around the existence and recovery of Brazilian non-income-based tax receivables (including deficiencies in the control environment and monitoring controls). Upon identifying the material weaknesses, the Company’s management took remedial action, and these material weaknesses were fully remediated during the year ended December 31, 2017. The Audit Committee has discussed the prior material weakness with D&T and PwC, and the Company has authorized D&T to respond fully to any inquiries, including the material weaknesses discussed above, made by PwC.

During years ended December 31, 2018 and 2017, and the subsequent interim period through February 28, 2019, neither the Company, nor anyone on its behalf, consulted with PwC regarding either (a) any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K, including the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided, and none was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a “disagreement” (as defined in instruction 4 to Item 304 of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

79 2021 PROXY STATEMENT

A LEADING SYSTEMS AND PROCESS COMPANY
Exterran Corporation www.exterran.com 11000 Equity Drive / Houston, Texas 77041

P.O. BOX 8016, CARY, NC 27512-9903 Exterran Corporation Annual Meeting of Stockholders For Stockholders as of March 01, 2021 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/EXTN Cast your vote online. Have your Proxy Card ready. Follow the simple instructions to record your vote. PHONE Call 1‐866‐355‐1240 Use any touch‐tone telephone, 24 hours a day, 7 days a week. Have your Proxy Card ready. Follow the simple recorded instructions. MAIL Mark, sign and date your Proxy Card. Fold and return your Proxy Card in the postage‐paid envelope provided. CONTROL NUMBER <— Please fold here — Do not separate —> TIME: Wednesday, April 28, 2021 08:00 AM, Central Daylight Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/EXTN for more details This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Andrew J. Way, William M. Goodyear and Kelly M. Battle, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Exterran Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2021 Mediant Communications Inc. All Rights Reserved

X Exterran Corporation Annual Meeting of Stockholders Please make your marks like this: Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL(S) 1, 2 & 3. PROPOSAL YOUR VOTE 1. Election of Directors BOARD OF DIRECTORS RECOMMENDS FOR AGAINST ABSTAIN 1.01 William M. Goodyear FOR 1.02 James C. Gouin FOR 1.03 John P. Ryan FOR 1.04 Christopher T. Seaver FOR 1.05 Hatem Soliman FOR 1.06 Mark R. Sotir FOR 1.07 Andrew J. Way FOR 1.08 Ieda Gomes Yell FOR 2. Advisory vote to approve the compensation provided to Exterran Corporation’s named executive officers. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as Exterran Corporation’s independent registered public accounting firm for fiscal year 2021. 4. Such other business as may properly come before the meeting or any adjournment thereof. TO ATTEND the Annual Meeting of Exterran Corporation, please visit www.proxydocs.com/EXTN for virtual meeting registration details. The control number will be required to register. FOR AGAINST ABSTAIN FOR FOR You must pre‐register to attend the meeting online. Authorized Signatures ‐ Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date